Exhibit 4.4
Dated 31 August 2006
TELSTRA INTERNATIONAL HOLDINGS LIMITED
and
TIANQUAN MO
and
THE SEVERAL PERSONS NAMED IN PART A OF SCHEDULE 2
and
SOUFUN HOLDINGS LIMITED
SHAREHOLDERS’ AGREEMENT
IN RELATION TO
SOUFUN HOLDINGS LIMITED

Table of Contents

Contents		Page

1	Interpretation	1

2	The Business of the Company	1

3	The Board and Board committees	2

4	Business Plan and financial information	7

5	Distribution policy	8

6	Transfers of Shares	9

7	Termination of Management Agreement	13

8	Default	14

9	Terms and consequences of transfers of Shares	16

10	Rights in relation to Licence Companies	19

11	Employee compensation plan	25

12	Enforcement of rights	26

13	IPO	27

14	Competition with the Business	31

15	Information, insurance, records, licences	33

16	Conditions precedent, duration and termination	34

17	Public announcements	35

18	Confidentiality	35

19	Whole agreement and remedies	37

20	General	37

21	Notices	39

22	Settlement of Disputes	41

i

Contents		Page

23	Governing law and submission to jurisdiction	43

24	Authority to deliver	44

25	Guarantee by Controllers	44

26	Undertaking by Vincent Mo	44

Schedule 1 Definitions and Interpretation		51

Schedule 2 Other Parties		60

Schedule 3 Deed of Adherence		61

Schedule 4 Determination of Fair Value		62

1	Appointment of expert	62

2	Determination of Fair Value	62

3	Fair Value Guidelines	63

Schedule 5 Agreements affecting Licence Companies		65

Schedule 6 Transitional Business Plan		67

Schedule 7 Integration Plan		71

ii

SHAREHOLDERS’ AGREEMENT
This Agreement is made on 31 August 2006 between:
(1)	Telstra International Holdings Limited, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (“Telstra”);

(2)	Tianquan Mo, of 4/F Tower B, COFCO Plaza, No 8 Jianguomennei Avenue, Beijing 100005, PRC (“Vincent Mo”);

(3)	The several persons named in Part A of Schedule 2; and

(4)	SouFun Holdings Limited, whose registered office is at Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies (the “Company”).
Recitals:
(A)	Telstra, Trader Mauritius, the Continuing Shareholders and others have entered into a share purchase agreement dated 31 August 2006 (the “Share Purchase Agreement”) and other Transaction Documents, under which Trader Mauritius and each of the Continuing Shareholders have agreed to transfer certain of their respective shares and other securities (where applicable) in the Company to Telstra.

(B)	Upon completion of the Share Purchase Agreement, the shareholders of the Company shall be Telstra and the Continuing Shareholders.

(C)	The Parties have agreed to enter into this Agreement to regulate the management and control of the Company and the operation of the Business on the terms and conditions set out herein.
It is agreed as follows:
1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

In this Agreement, unless the context otherwise requires, the capitalised and other terms used in this Agreement shall have the meanings ascribed to them in Part A of Schedule 1.

1.2	Interpretation

In this Agreement, unless the context otherwise requires, the rules of interpretation set out in Part B of Schedule 1 shall apply.

2	The Business of the Company

2.1	Conduct of the Business

The Shareholders agree that their respective rights in the Company shall be regulated by this Agreement and the Articles. The Shareholders and the Company agree to be bound by and comply with the provisions of this Agreement which relate to them and all provisions of the

Articles will be enforceable by the Parties between themselves in whatever capacity. Subject to applicable laws and the Articles, the Shareholders shall:
2.1.1	promote the best interests of the Company;

2.1.2	ensure that the Company performs and complies with all relevant laws and regulations and (so far as they lawfully can) all of its obligations under this Agreement and the Articles; and

2.1.3	ensure that the business of the Group is conducted in accordance with sound and good business practice and the highest ethical standards and in accordance with the Business Plan.
2.2	Promotion of the Business
2.2.1	Except as otherwise provided in this Agreement, the business of the Group shall be confined to the Business.

2.2.2	The Company and each Group Company shall use all reasonable and proper means to maintain, improve and extend the business in accordance with the Business Plan and the terms of this Agreement.
2.3	CEO and CFO
2.3.1	The CEO immediately following Closing shall be Vincent Mo. Subject to Clauses 3.5.7(i) and 3.5.7(ii), each subsequent CEO shall be nominated by the Chairman and approved by the Board.

2.3.2	If the Vincent Mo Shareholding Proportion ceases to be 15 per cent. or more as a result of one or more transfers by Vincent Mo or the Vincent Mo Shareholders, Vincent Mo may be removed as CEO in accordance with this Agreement.

2.3.3	The CFO immediately following Closing shall be Li-Lan Cheng. Subject to Clauses 3.5.7(i) and 3.5.7(ii), each subsequent CFO shall be nominated by the Chairman and approved by the Board.
2.4	Principal executive office

The principal executive office of the Company is situated at Suite 401-419, Level 4, Tower B, COFCO Plaza, No 8 Jianguomennei Avenue, Beijing 100005, PRC.

2.5	Financial year

The financial year of the Company and each Group Company shall commence on 1 January of a calendar year and end on 31 December of the following calendar year.

3	The Board and Board committees

3.1	Telstra Directors
3.1.1	Subject to Clauses 3.4.3 and 13.2, Telstra may appoint 3 persons as Telstra Directors.

3.1.2	Any Telstra Director may be removed by Telstra in accordance with the Articles, in which case the Shareholders shall procure that the Company promptly removes the Telstra Director from his or her position. Telstra can appoint any person as a Telstra Director in place of any Telstra Director who vacates his or her office.

3.2	Vincent Mo Directors
3.2.1	Subject to Clause 3.4.3, Vincent Mo may appoint 3 persons as Vincent Mo Directors.

3.2.2	Any Vincent Mo Director may be removed by Vincent Mo in accordance with the Articles, in which case the Shareholders shall procure that the Company promptly removes the Vincent Mo Director from his or her position. Vincent Mo can appoint any person as a Vincent Mo Director in place of any Vincent Mo Director who vacates his or her office.
3.3	Chairman
3.3.1	The Chairman immediately following Closing shall be Vincent Mo. Subject to Clause 3.5.7(i), each subsequent Chairman shall be appointed by the Board. If the Chairman or his duly appointed proxy is not present at any Board meeting, the Directors present may appoint any one of their number to act as chairman for the purpose of that meeting.

3.3.2	For the period of 24 months following Closing, Vincent Mo may only be removed as Chairman in accordance with this Agreement if any one of the following events occurs:
(i)	Vincent Mo commits an act of serious and material misconduct;

(ii)	Vincent Mo commits or causes to be committed a serious or persistent breach of any material term of this Agreement or the Management Agreement whether directly or indirectly, and which is not capable of remedy or, if capable of remedy, is not remedied within the period in which the breach is required to be remedied by the terms of the foregoing agreements;

(iii)	the Group fails to achieve an increase in its consolidated net profit for each of the 12-month periods ending 30 June 2007 or 30 June 2008 by 60 per cent. or more compared with the consolidated net profit for the 12-month period ending 30 June 2006 (on an annual compounding basis), which shall be calculated on the basis of the audited consolidated profit and loss statements of the Group for each of the 12 months ending 30 June 2007 and 30 June 2008 respectively and the consolidated profit and loss statements of the Group for the 12 months ending 30 June 2006 initialled by Telstra and the Chairman for the purposes of identification; or

(iv)	the Vincent Mo Shareholding Proportion ceases to be 15 per cent. or more as a result of one or more transfers by Vincent Mo or the Vincent Mo Shareholders.
3.4	Shareholder consultation and approval for appointments
3.4.1	A Shareholder who wishes to make an appointment of a Director in accordance with this Agreement shall take reasonable steps to ensure that its nominee is able to perform his duties competently.

3.4.2	Each Shareholder who wishes to make an appointment of a Director in accordance with this Agreement after the commencement of this Agreement shall give notice to the other Shareholders of the name, qualifications and experience of its nominee and intended date of appointment at least 28 Business Days prior to the intended date of appointment.

3.4.3	Immediately following Closing, the Board shall comprise 3 Directors appointed by Telstra and 3 Directors appointed by Vincent Mo. Subject to Clause 13.3, if the Shareholders agree to a change in the number of Directors, they shall ensure that the number of Directors remain an even number and the right to appoint Directors shall be allocated between Telstra and Vincent Mo in the same proportions as provided for in Clause 3.1.1 and Clause 3.2.1 (and Clauses 3.1.1 and 3.2.1 shall be varied accordingly) and the Shareholders shall procure the Company to pass a resolution to give effect to the change in the number of Directors in accordance with the Articles.
3.5	Board Meetings
3.5.1	Board meetings shall be held in Beijing, PRC, or Hong Kong and at a minimum of 3-monthly intervals. A Board meeting may be convened by Vincent Mo or any Telstra Director. At least one month’s written notice shall be given to each of the Directors of all Board meetings (except if there are exceptional circumstances or a majority of Directors agree to shorter notice).

3.5.2	No later than 5 Business Days before the scheduled date of a Board Meeting, a further notice shall be given to the Directors which shall:
(i)	specify a reasonably detailed agenda;

(ii)	be accompanied by any relevant papers; and

(iii)	be sent by courier, facsimile or electronic transmission if sent to an address outside the PRC.
3.5.3	The quorum at a Board meeting shall be one Telstra Director and Vincent Mo (or his proxy duly appointed in accordance with the Articles) present at the time when the relevant business is transacted. If a quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, the Director(s) present shall adjourn the meeting to a specified place and time five Business Days after the original date. If a quorum is not present within an hour of the time appointed for the adjourned meeting, the quorum shall be deemed to be satisfied by any two Directors then present at the meeting. Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and for the purpose of counting a quorum such participation shall constitute presence at a meeting as if those participating were present in person.

3.5.4	Any notice(s) referred to in Clauses 3.5.1, 3.5.2 or 3.5.3 shall be given by the secretary of the Company.

3.5.5	Board meetings shall be chaired by the Chairman or his proxy duly appointed in accordance with the Articles.

3.5.6	Subject to Clause 3.5.7, Clause 3.5.9 and any applicable laws, the following matters relating to the Group shall be decided by the Board:
(i)	subject to Clause 3.3, the appointment or dismissal of the Chairman;

(ii)	subject to Clauses 2.3.1 and 2.3.3, (a) the dismissal or approval of the appointment of the CEO and the termination of (including the amount of any compensation payable upon termination) or any amendment or variation to the Management Agreement and (b) the approval of the appointment or the dismissal of the CFO and the termination of or any amendment or variation to the CFO’s employment agreement (if any);
(iii)	any change in the share capital of the Company or, to the extent it causes a change in the total share capital of the Group, of any other Group Company or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into shares or securities in a Group Company;

(iv)	any reduction of the share capital of the Company or, to the extent it causes a change in the total share capital of the Group, of any other Group Company or variation of the rights attaching to any class of shares in any Group Company;

(v)	the disposal or the creation of an Encumbrance over or the dilution of the Company’s interests (to the extent it causes a change in the total share capital of the Group), directly or indirectly, in any Group Company;

(vi)	subject to Clause 4.2, adoption of and approval of any deviations from the Business Plan, proposed in accordance with Clause 4.1;

(vii)	any acquisitions and divestments by any Group Company (by merger, de-merger, division or otherwise) of any material assets, share capital, equity interests or other securities in or debt instruments issued by any body corporate, or of any businesses or undertakings other than between 100 Percent Associated Companies of the Company;

(viii)	the cessation by any Group Company of any material business operation;

(ix)	any material change to the nature, scope or geographical area of the Business or carrying on any business other than the Business;

(x)	the borrowing of any amount or the creation of any charge or other security over any assets or property of any Group Company other than between 100 Percent Associated Companies of the Company;

(xi)	the making of any loan or advance by any Group Company to any person, firm, body corporate or other business other than in the normal course of business and on an arm’s length basis, or to a 100 Percent Associated Company of the Company;

(xii)	any expenditure by any Group Company in one transaction or in a series of related transactions exceeding US$1 million in any 12-month period;

(xiii)	the payment or declaration of any dividend or the making of any profit distribution by the Company and the formulation of or amendment to any policy in relation thereto;

(xiv)	the entry into or variation, termination or enforcement of any right under any agreement or transaction between a Group Company and (a) any other Group Company that is not a 100 Percent Associated Company of the Company, (b) any Shareholder, (c) any Controller, (d) any Associated Company of a Shareholder, (e) any Licence Company, or (f) any shareholder, director or employee of any Group Company or any of the foregoing companies (other than, in the case of such a director or employee, any agreement for his engagement or employment with the Company or relating to his engagement or employment with the Company, unless the terms of this clause otherwise require); and
(xv)	the exercise of any other powers granted to the Board under this Agreement, the Articles or any applicable laws.
Where any matter listed in this Clause 3.5.6 is required by any applicable law to be approved by the shareholders or by a general meeting of the Company, the Board’s powers in this respect shall be to approve the putting of a resolution on the matter to a vote by a general meeting of the Company.

3.5.7	At any Board meeting, each Director shall be entitled to one vote and the Chairman (or his proxy duly appointed in accordance with the Articles) shall have a casting vote, subject to the following:
(i)	subject to Clause 3.5.7(ii), on any matter specified in Clauses 3.5.6(i) and 3.5.6(ii), the Telstra Directors present collectively and the Vincent Mo Directors present collectively shall be entitled to the number of votes in the Respective Proportions of their respective nominating Shareholders (where, for the avoidance of doubt, the Chairman shall not have any casting vote);

(ii)	for so long as Vincent Mo is the Chairman, Vincent Mo shall have the exclusive right to appoint the CEO and the CFO and each of the Telstra Directors and Vincent Mo shall have a right of veto;

(iii)	on any of the matters specified in Clauses 3.5.6(iii) to (xiv) (inclusive), each Telstra Director shall have a right of veto (except where Telstra’s Respective Proportion becomes less than 40 per cent. as a result of one or more transfers by Telstra or where any other Shareholder, together with any other Shareholder Controlled by such Shareholder, has a larger Respective Proportion than Telstra), provided that where one or more Telstra Director exercise(s) his right of veto, the Chairman or his duly appointed proxy shall not have any casting vote; and

(iv)	as otherwise provided in this Agreement.
3.5.8	Each Shareholder shall use its reasonable endeavours to ensure that at least one Director appointed by it attends Board meetings.

3.5.9	Any specific matter expressly provided for in sufficient detail in the Business Plan or Transitional Business Plan (as applicable), including but not limited to the matters listed in Clauses 3.5.6(iii) to (xiv) (inclusive), shall be deemed to be approved by the Board. The Chairman shall be responsible for the management of the Company and for implementing decisions of the Board. The Chairman shall have the right to make decisions in accordance with the Articles on any matters that are not listed in Clauses 3.5.6(i) to (xiv) (inclusive) and/or that are described in sufficient detail in the Business Plan or Transitional Business Plan (as applicable).

3.5.10	The Company shall procure that each Group Company acts strictly in accordance with and carries out all decisions of the Board. The Company, acting through the Board,

shall ensure that it has the power under the articles of association of each other Group Company (or equivalent document) to perform its obligations under this Clause and, where necessary, shall cause the articles of association of a Group Company (or equivalent document) to be duly amended to grant this power to the Company.
3.6	Committees of Directors
3.6.1	The Board may constitute committees of Directors.

3.6.2	The quorum for Board committee meetings shall be the same as for Board meetings.

3.6.3	As at Closing:
(i)	there shall be an Audit Committee which must have one Telstra Director and one Vincent Mo Director as members. The Audit Committee shall review the Audited Accounts and discuss with the Auditors the accounting policies to be adopted;

(ii)	there shall be a Compensation Committee which must have one Telstra Director and one Vincent Mo Director as members. The Compensation Committee shall decide the compensation for the Directors, Chairman, CEO, CFO and President (or Chief Operating Officer) of the Company; and

(iii)	the Nomination Committee existing prior to Closing shall be dissolved with immediate effect.
4	Business Plan and financial information

4.1	Information to be prepared

The CEO shall prepare, or cause to be prepared, and shall submit to the Board and the Shareholders the following information as soon as possible and no later than the dates/times set out below:
4.1.1	the unaudited results of the Company and all Group Companies for the previous financial year within 25 Business Days of the end of each financial year;

4.1.2	Audited Accounts or audited consolidation returns for the previous financial year within three months of the end of each financial year;

4.1.3	a draft Business Plan for the Group for the following three years, 45 days prior to the end of each financial year;

4.1.4	any proposed deviation from the Business Plan at any time the CEO deems such deviation appropriate;

4.1.5	monthly unaudited management accounts in English including (1) a detailed profit and loss statement, balance sheet and cash flow statement; (2) an analysis of subscriptions and other revenue; (3) a review of the budget contained in the Business Plan including a reconciliation of results with revenue and capital budgets; and (4) number of staff, within 20 Business Days following the end of each month, and for the months of June and December such information shall be provided on an entity-by-entity basis as soon as possible to enable Telstra to comply with its reporting and disclosure obligations; and

4.1.6	any further information as any Shareholder may reasonably require relating to the Business or financial condition of the Company or of any Group Company, within 20 Business Days of the Shareholder making the request.
4.2	Approval of Business Plans
4.2.1	The Board shall decide whether or not to approve the draft Business Plan within 30 Business Days of receiving it.

4.2.2	If the draft Business Plan is not approved by the Board in accordance with Clauses 3.5.6(vi), 3.5.7 and 4.2.1, the CEO shall resubmit new versions of the draft Business Plan to the Board for approval and the Telstra Directors present collectively and the Vincent Mo Directors present collectively shall be entitled to the number of votes in the Respective Proportions of their respective nominating Shareholders (where, for the avoidance of doubt, the Chairman shall not have any casting vote).

4.2.3	In the event that a new Business Plan has not been approved by the end of the then current financial year, the Company shall be managed by the CEO in accordance with an Operating Budget starting after the end of such financial year. An “Operating Budget” shall mean, for any month, the operating budget for the immediately preceding month.
4.3	Transitional Business Plan

The Parties agree that, until the first Business Plan is approved by the Board in accordance with Clauses 3.5.6(vi), 3.5.7 and 4.2, the business of the Group shall be conducted in accordance with the Transitional Business Plan.

4.4	Integration

Each Shareholder agrees to perform or procure the performance of the obligations imposed on it, any of its Associated Companies and any Group Company in the integration plan set out in Schedule 7.

4.5	KPMG audit

The Company shall procure that KPMG complete the audit of the management accounts of the Company for the period ended 30 June 2006 as soon as practicable after Closing.
5	Distribution policy

5.1	Distribution of net profit
5.1.1	The annual general meeting of the Company at which Audited Accounts are laid before the Shareholders must be held as soon as practicable but not later than 4 months after the end of the relevant financial year.

5.1.2	The Auditors shall be instructed to report (at the expense of the Company) the amount of the profits available for distribution by the Company at the same time as they sign their report on the Audited Accounts.

5.1.3	The Company shall each year distribute to the Shareholders a percentage as the Board determines of all of the Company’s profits lawfully available for distribution of the then most recently ended financial year subject to the Board making reasonable provisions and transfers to reserves and retaining adequate funds for the Company’s planned cash outflows and capital expenditure as set out in the Business Plan.
5.1.4	Each Group Company (excluding the Company) shall distribute to its shareholders all of its available profits in each financial year unless otherwise determined by the Board.
5.2	Conditions for distribution of net profit

Distribution of profits in accordance with this Clause 5 may not be made if the Board resolves that the distribution is materially prejudicial to the interests of any Group Company having regard to:
5.2.1	implementation of the investment programme approved by the Board in the Business Plan or otherwise;

5.2.2	the trading prospects of the Company and the Group; and

5.2.3	the need to maintain the sound financial standing of the Group.
6	Transfers of Shares

6.1	General prohibition against Share transfers

No Shareholder can do, or agree to do, any of the following without the prior written consent of the other Shareholders, unless it is permitted by this Clause 6, Clause 7 or Clause 8:
6.1.1	pledge, mortgage, charge or otherwise Encumber any of its Shares or any interest in any of its Shares;

6.1.2	sell, transfer or otherwise dispose of, or grant any option over, any of its Shares or any interest in its Shares; or

6.1.3	enter into any agreement in respect of the votes attached to any of its Shares.
6.2	Transfers to Associated Companies
6.2.1	Any Shareholder may transfer all or some of its Shares to any 100 Percent Associated Company by giving prior written notice to the other Shareholders. A 100 Percent Associated Company must be under an obligation to retransfer its Shares to the Shareholder or another 100 Percent Associated Company of that Shareholder immediately if it ceases to be a 100 Percent Associated Company of the Shareholder.

6.2.2	Following a transfer of Shares to a 100 Percent Associated Company in accordance with this Clause 6.2, the original transferring Shareholder (but not a subsequent transferor in a series of transfers to 100 Percent Associated Companies) shall guarantee, as sole or principal obligor to the Parties, the due and punctual performance by the transferee of all obligations, commitments and undertakings under or pursuant to this Agreement (and each Transaction Document to which the original transferring Shareholder is a party and to which the transferee accedes).

6.2.3	Where not all of the Shares held by the original transferring Shareholder (but not a subsequent transferor in a series of transfers) are transferred to its 100 Percent Associated Company:
(i)	the transferring Shareholder must be granted the exclusive right to exercise votes in respect of each Share transferred on behalf of the transferee;

(ii)	this Agreement and the Articles shall apply as if the transferring Shareholder and the transferee are one Shareholder;

(iii)	all the rights of the transferee under this Agreement and the Articles shall be exercised exclusively by the transferring Shareholder;

(iv)	any notice given by the transferring Shareholder under the Agreement or the Articles shall be deemed also to be given by the transferee; and

(v)	any notice required to be given to the transferee shall be given also to the transferring Shareholder.
6.3	Notice of Offers

If (a) a Shareholder receives a bona fide offer in writing from any party other than a 100 Percent Associated Company of that Shareholder (“Shareholder Level Offeror”) to purchase all or some of that Shareholder’s Shares (a “Shareholder Level Offer”), or (b) Vincent Mo receives a bona fide offer in writing from any party other than a 100 Percent Associated Company of Vincent Mo (“Controller Level Offeror”) to purchase all of the Vincent Mo’s equity interests in both Vincent Mo Shareholders (a “Controller Level Offer”), (both a Shareholder Level Offer and a Controller Level Offer, an “Offer” and both a Shareholder Level Offeror and a Controller Level Offeror, an “Offeror”) which it wishes to accept, it shall immediately give written notice (the “Transfer Notice”) to the other Shareholders (the “Remaining Shareholders”) offering to sell, in the case of a Shareholder Level Offer, those Shares which are the subject of the Shareholder Level Offer or, in the case of a Controller Level Offer, all the Shares of the Vincent Mo Shareholders (in each case “Offer Shares”) to the other Shareholders (or where the Remaining Shareholder is Telstra, any person or entity nominated by Telstra) at the same cash price or cash price-equivalent (which in the case of a Controller Level Offer, shall be the cash price or cash price-equivalent for the Vincent Mo’s equity interests in the Vincent Mo Shareholders representing the value attributable to the Shares held by the Vincent Mo Shareholders) as set out in the Offer, and on terms which are no less favourable than those contained in the Offer. The Transfer Notice shall also state:
6.3.1	the period within which the offer to sell the Offer Shares to the Remaining Shareholders shall remain open to be accepted. This period must be at least 30 Business Days from the date of the Transfer Notice (the “Acceptance Period”);

6.3.2	the identity of the Offeror;

6.3.3	in the case of a Shareholder Level Offer, the number of Shares of the Selling Shareholder for which the Offer is made and, where the selling Shareholder is the Vincent Mo Shareholders or Telstra in the circumstances specified in Clause 6.4.2 the number of Shares which a Remaining Shareholder which issues a Tag-Along Notice is entitled to sell; and

6.3.4	full details of all other terms and conditions of the Offer and where the selling Shareholder is the Vincent Mo Shareholders or Telstra in the circumstances specified in Clause 6.4.2, that the Offer is made for all of the Shares of any Remaining Shareholder who issues a Tag-Along Notice.
Unless as permitted under this Clause 6, Vincent Mo shall not sell, transfer or otherwise dispose of, grant any option over, Encumber, any of its shares in any Vincent Mo Shareholder or any interest in any of these shares and shall not enter into any agreement in respect of the votes attached to any of these shares. For the avoidance of doubt, an Offeror under this Clause may be a Shareholder other than the selling Shareholder.
6.4	Options of Remaining Shareholders

Once a Remaining Shareholder has received a Transfer Notice it may either:
6.4.1	send a written notice to the selling Shareholder (an “Acceptance Notice”) within the Acceptance Period accepting the selling Shareholder’s offer set out in the Transfer Notice; or

6.4.2	in the case of a Shareholder Level Offer, where the selling Shareholder is:
(i)	the Vincent Mo Shareholders (to the extent that Vincent Mo is the Chairman or the CEO of the Company); or

(ii)	Telstra, where at the date of the Transfer Notice Telstra Controls the Company, send a written notice to the selling Shareholder (a “Tag-Along Notice”) within the Acceptance Period declining the offer set out in the Transfer Notice and accepting the Offeror’s Offer, subject to the delivery of an Acceptance Notice by any other Remaining Shareholder.
If a Remaining Shareholder neither sends an Acceptance Notice nor a Tag-Along Notice, it shall be deemed not to have accepted the selling Shareholder’s offer set out in the Transfer Notice, and where the selling Shareholder is the Vincent Mo Shareholders or Telstra in the circumstances described in Clause 6.4.2, any Offer by an Offeror.

6.5	Consequences of Transfer Notice
6.5.1	If the selling Shareholder’s offer set out in the Transfer Notice is accepted, then upon the expiry of the Acceptance Period, the selling Shareholder must sell the Offer Shares to each Remaining Shareholder (or where the Remaining Shareholder is Telstra, its nominee) who has accepted the selling Shareholder’s offer, in the proportion which the Respective Proportion of that Remaining Shareholder bears to the total Respective Proportions of all the Remaining Shareholders who have accepted the offer. If any Tag-Along Notice has also been issued, the Shareholder who has issued the Tag-Along Notice must sell its Shares to each Remaining Shareholder (or where the Remaining Shareholder is Telstra, its nominee) who has accepted the selling Shareholder’s offer, in the proportion which the Respective Proportion of that Remaining Shareholder bears to the total Respective Proportions of all of the Remaining Shareholders who have accepted the offer.

6.5.2	If the selling Shareholder’s offer set out in the Transfer Notice is not accepted or deemed not to have been accepted by any Remaining Shareholder and a Tag-Along Notice has not been issued, the selling Shareholder or Vincent Mo (as the case may be) must upon the expiry of the Acceptance Period accept the Offer and in the case of a Shareholder Level Offer, the selling Shareholder must sell the Offer Shares to the Offeror on the terms and conditions of the Offer and in the case of a Controller Level Offer, Vincent Mo shall sell its equity interests in the Vincent Mo Shareholders, and where a Tag-Along Notice has been issued, any Remaining Shareholder who has issued the Tag-Along Notice must sell its Shares to the Offeror on the terms and conditions of the Offer.

6.6	Completion of transfer

The sale of Shares in accordance with this Clause 6 shall be made on the following terms:
6.6.1	completion of the transfer of the Shares shall be completed 10 Business Days after the date of expiry of the Acceptance Period or the date of satisfaction or waiver of all Permitted Conditions (whichever is the later) (the “Transfer Date”) and at a reasonable time and place as the selling Shareholder(s) and the buyer may agree or, failing which, at the registered office of the Company;

6.6.2	the selling Shareholder(s) must deliver to the buyer in respect of the Shares which it is selling on or before the Transfer Date:
(i)	duly executed share transfer forms;

(ii)	the relevant share certificates; and

(iii)	a power of attorney in favour of any person or entity as the buyer may nominate to enable that person or entity to exercise all rights of ownership in respect of the Shares to be sold including voting rights;
6.6.3	the buyer must pay the total consideration due for the Shares to the selling Shareholder(s) by telegraphic transfer to the bank account of the selling Shareholder(s) notified to it for the purpose on the Transfer Date;

6.6.4	the completion of the sale of the Shares of all selling Shareholder(s) must take place simultaneously; and

6.6.5	in accordance with Clause 9.
6.7	Failure to complete sale
6.7.1	If any selling Shareholder fails or refuses to transfer any Shares in accordance with this Clause 6, the buyer or where the buyer is not a Party, the Company on its behalf and acting on its instructions may serve a default notice. Within five Business Days of service of a default notice (unless the non-compliance has previously been remedied to the reasonable satisfaction of the buyer), the defaulting selling Shareholder shall not exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The Directors appointed by the defaulting seller (or its predecessor in title) shall not:
(i)	be entitled to vote at any Board meeting;

(ii)	be required to attend any meeting of Directors in order to constitute a quorum; or

(iii)	be entitled to receive or request any information from the Company.
6.7.2	Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 6.7 and the remedies of injunction, specific performance and other equitable relief are appropriate for any actual or anticipatory breach of this provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 6.7.

7	Termination of Management Agreement

7.1	Sell Right
7.1.1	If the Management Agreement is terminated by the Company and the Company has not at that time completed an IPO, the Company shall promptly advise each Shareholder in writing of the termination. Each Continuing Shareholder shall, subject to this Clause 7, have the right (the “Sell Out Right”) to require Telstra to purchase (or, at Telstra’s sole discretion, to procure the purchase of) all of the Shares held by the Continuing Shareholder, provided that the Sell Out Right can be exercised not earlier than six months after the termination.

7.1.2	The Sell Out Right is exercisable in whole but not in part by written notice from a Continuing Shareholder to Telstra (the “Sell Out Notice”) given at any time during a period of 20 Business Days from the date the Sell Out Right first becomes exercisable under Clause 7.1.1 (the “Sell Out Period”). No Continuing Shareholder may exercise its Sell Out Right, unless all Vincent Mo Shareholders exercise their respective Sell Out Rights. No Vincent Mo Shareholder may exercise a Sell Out Right unless all other Vincent Mo Shareholders exercise their Sell Out Rights.
7.2	Exercise
7.2.1	Where all Vincent Mo Shareholders have exercised their respective Sell Out Rights, Telstra shall within a period of 20 Business Days following the expiry of the Sell Out Period or when all Sell Out Notices are received, whichever is earlier, inform each Continuing Shareholder which has delivered a Sell Out Notice in writing (the “Telstra Notice”) of its decision to carry out any one of the following:
(i)	purchase or nominate a third party to purchase the Shares which are the subject of the Sell Out Notice for an amount equal to the Fair Value of the Shares (the “Sell Out Price”); or

(ii)	procure a trade sale of the Company to any bona fide, unrelated third party arm’s length buyer(s).
7.2.2	If the Telstra Notice contains an election under Clause 7.2.1(i), the relevant Continuing Shareholder shall sell and Telstra or a buyer nominated by Telstra shall purchase the relevant Shares which are the subject of the Sell Out Notice in accordance with Clause 7.3.1.

7.2.3	If the Telstra Notice contains an election under Clause 7.2.1(ii), and no formal and binding agreement has been executed with any third party buyer(s) for the trade sale of the Company within a period of six months of the Telstra Notice, then within seven days following the expiry of that six-month period, each Continuing Shareholder who has given a Sell Out Notice shall sell and Telstra or a buyer nominated by Telstra shall purchase the relevant Shares which are the subject of the Sell Out Notice in accordance with Clause 7.3.1.

7.2.4	A Sell Out Notice shall be irrevocable and unconditional except for any Permitted Condition.

7.2.5	The Shareholders shall fully cooperate and provide all reasonable assistance to Telstra if an election is made under Clause 7.2.1(ii).

7.3	Completion of transfer
7.3.1	The sale and purchase of Shares in accordance with Clause 7.2.2 (or Clause 7.2.3 where no formal and binding agreement with any third party buyer(s) has been executed) shall be made on the following terms:
(i)	completion of the transfer of the Shares shall be completed seven Business Days after the date of determination of the Fair Value of the Shares or the date of the satisfaction or waiver of all Permitted Conditions, whichever is the later (the “Sell Out Date”) at a reasonable time and place that the Shareholders may agree or, failing which, at the registered office of the Company;

(ii)	the selling Shareholder shall deliver to Telstra in respect of the Shares on or before the Sell Out Date:
(a)	duly executed share transfers forms; and

(b)	the relevant share certificates; and

(c)	a power of attorney in favour of any person or entity as the buyer may nominate to enable that person or entity to exercise all rights of ownership in respect of the Shares including voting rights; and
(iii)	Telstra shall pay the Sell Out Price to the selling Shareholder by telegraphic transfer to the bank account of the selling Shareholder notified to Telstra for the purpose on the Sell Out Date; and

(iv)	in accordance with Clause 9.
7.3.2	If a formal and binding agreement is executed with third party buyer(s) for the trade sale of the Company within the six-month period referred to in Clause 7.2.3, all Shareholders shall, upon Telstra’s request in writing, sell their Shares to the third party buyer(s) on the terms of the formal and binding agreement and the sale and purchase of Shares to the third party buyer(s) shall be made on the terms of the relevant sale agreement executed with the third party buyer(s). The completion of the sale of the Shares of all selling Shareholders must take place simultaneously.
8	Default

8.1	Events of Default

A Shareholder (the “Defaulting Shareholder”) suffers an Event of Default where one or more of the following occurs:
8.1.1	it or its Controller commits a material breach of this Agreement and either (1) the breach is not capable of being remedied or (2) the Defaulting Shareholder does not remedy that breach within 45 calendar days of the other Shareholder sending it written notice requiring it to remedy that breach;

8.1.2	a Licence Company Controlled by the Defaulting Shareholder or by the Defaulting Shareholder’s Controller commits a material breach of any agreement between it and a Group Company and either (1) the breach is not capable of being remedied or (2) the Licence Company does not remedy that breach within 45 calendar days of the Group Company sending it written notice requiring it to remedy that breach;

8.1.3	it is unable to pay its material debts as they fall due, suspends making payments on any of its debts;

8.1.4	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities) provided that it becomes subsequently bankrupt;

8.1.5	any corporate action, legal proceedings or other procedure or step is taken (or any analogous procedure or step is taken in any jurisdiction) in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation of any of its Associated Companies;

(ii)	a composition, assignment or arrangement with any creditor;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of its Associated Companies), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of its assets; or
8.1.6	enforcement of any security over any of its assets.
For the purposes of this Clause 8.1, a “Controller” of a Defaulting Shareholder shall mean a person or entity who Controls the Defaulting Shareholder by virtue of the person or entity (solely or collectively with any Immediate Family Member) directly or indirectly, legally or beneficially, owning 100 per cent. of the voting securities of the Defaulting Shareholder.

8.2	Notification of Default

If an Event of Default occurs, the Defaulting Shareholder shall notify the other Shareholders as soon as reasonably practicable.

8.3	Default Notice
8.3.1	Following an Event of Default, without prejudice to any rights or remedies it may have under Clause 10, a non-defaulting Shareholder may give written notice (a “Default Notice”) to the Defaulting Shareholder(s) within 60 Business Days of receiving notification of the Event of Default from the Defaulting Shareholder(s) or of its becoming aware of the Event of Default, whichever is the earlier requiring the Defaulting Shareholder(s) to sell all of the Shares held by the Defaulting Shareholder(s) (the “Default Sale Shares”) to the non-defaulting Shareholder or any person or entity nominated by the Defaulting Shareholder at a price per Share equal to the Fair Value of the Sale Shares.

8.3.2	Where more than one non-defaulting Shareholder issue a Default Notice, the Default Sale Shares shall be sold to each of the non-defaulting Shareholders (other than a Vincent Mo Shareholder where the other Vincent Mo Shareholder is the Defaulting Shareholder), in the proportion which the Respective Proportion of that non-defaulting Shareholder bears to the total Respective Proportions of all the non-defaulting Shareholders who have issued a Default Notice.

8.4	Completion of transfer

The completion of the sale of the Default Sale Shares pursuant to this Clause 8.4 shall be made in accordance with Clauses 6.6 and 6.7, save that for the purposes of this Clause 8.4, the “Acceptance Period” shall be the 60 Business Day period referred to in Clause 8.3.1.

8.5	Period between Default Notice and transfer

The Shareholders shall do all things within their power to ensure that the Business is continued to be run as a going concern during the period between the service of the Default Notice and the completion of the transfer of the Default Sale Shares.

8.6	Failure to complete transfer

If any Defaulting Shareholder fails or refuses to transfer any Shares in accordance with this Clause 8, the non-defaulting Shareholder may serve a further default notice. Within 5 Business Days of service of the further default notice, the Defaulting Shareholder shall not exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The Directors appointed by the Defaulting Shareholder (or its predecessor in title) shall not:
8.6.1	be entitled to vote at any Board meeting;

8.6.2	be required to attend any meeting of Directors in order to constitute a quorum; or

8.6.3	be entitled to receive or request any information from the Company.
9	Terms and consequences of transfers of Shares

9.1	Notices

The Shareholders shall keep the Company informed at all times of the issue and contents of any notice served in relation to the transfer of Shares pursuant to this Agreement (including without limitation a Transfer Notice, Tag-Along Notice, Sell Out Notice or Default Notice) and any election or acceptance relating to those notices.

9.2	Transfer terms

Any sale and/or transfer of Shares pursuant to this Agreement shall be on terms that those Shares:
9.2.1	are transferred free from all Encumbrances; and

9.2.2	are transferred with the benefit of all rights attaching to them as at the date of the relevant Transfer Notice, Tag-Along Notice, Sell Out Notice or Default Notice as appropriate.
9.3	Registration

The Parties shall procure that a transfer of Shares is not approved for registration unless this Agreement and Articles have been complied with. The Company shall procure that each share certificate issued by it shall carry the following statement:

“Any disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Shareholders’ Agreement dated [ ] and made between [ ]”.

9.4	Waiver of pre-emption rights

The Shareholders waive their pre-emption rights to the transfer of Shares contained in this Agreement and the Articles to the extent necessary to give effect to Clause 6, Clause 7 and Clause 8.

9.5	Further assurance

Each Party shall do all things and carry out all acts which are reasonably necessary to effect the transfer of Shares in accordance with the terms of this Agreement in a timely fashion.

9.6	Return of documents, etc.

On ceasing to be a Shareholder, a Shareholder must hand over to the Company material correspondence, Business Plans, schedules, documents and records relating to the Business held by it or a Controller or an Associated Company of the Shareholder or any third party which has acquired them through that Shareholder, Controller or an Associated Company and shall not keep any copies.

9.7	Loans, borrowings, guarantees and indemnities
9.7.1	Upon a transfer of all the Shares held by a Shareholder:
(i)	the remaining Shareholders shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to each of the remaining Shareholders for a value as may be agreed between the transferring Shareholder and all the remaining Shareholders and in the proportion which the Respective Proportion of that remaining Shareholder bears to the total Respective Proportions of all the remaining Shareholders, or failing agreement with all the remaining Shareholders, are repaid by the Company;

(ii)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by that transferring Shareholder to the Company shall be repaid; and

(iii)	the remaining Shareholders shall use all reasonable endeavours (but without involving any financial obligation on their part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business and, pending the release, shall indemnify the transferring Shareholder in respect of them.
9.7.2	Any assumption of the obligations of a transferring Shareholder by the remaining Shareholders is without prejudice to the rights of the remaining Shareholders and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the transfer of Shares.
9.8	Assumption of obligations

The Parties shall procure that no person other than an existing Shareholder acquires any Shares (other than in an IPO) unless it enters into a Deed of Adherence agreeing to be bound by this Agreement as a Shareholder and any other agreements in connection with the Business as a Shareholder.

9.9	Removal of appointees
9.9.1	If a Shareholder ceases to be a Shareholder it shall immediately upon transfer of its Shares procure the resignation of all its appointees to the Board and as Director, Chairman and CEO and to the Board of directors of each Group Company. If the remaining Shareholders request, it shall do all things and sign all documents as may otherwise be necessary to procure the resignation or dismissal of these persons from their appointments in a timely manner. If Telstra or a Vincent Mo Shareholder ceases to be a Shareholder, immediately upon transfer of its Shares and resignation of all its appointees in accordance with this Clause, Clauses 3.5.7(i) and (ii) shall cease to have any further force and effect. For the purposes of this Clause, an appointee of a Vincent Mo Shareholder shall include any Vincent Mo Director and Vincent Mo in whatever capacity.

9.9.2	Those resignations shall take effect without any liabilities on the Company for compensation for loss of office or otherwise except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity. Any Shareholder removing a Director appointed by it shall fully indemnify and hold harmless the other Shareholders and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal.
9.10	Power of Attorney
9.10.1	Telstra irrevocably appoints each Vincent Mo Shareholder and each Vincent Mo Shareholder irrevocably appoints Telstra, by way of security for the performance of any such appointing Party’s obligations owed to any such other Party under Clauses 6, 7 and 8, its attorney to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by the appointing Party in discharge of its obligations to the other Party under the provisions of Clauses 6, 7 and 8 where the other Party has exercised an Acceptance Notice, Tag-Along Notice, Sell Out Notice or Default Notice, solely in respect of any transfer of shares or other documents which may be necessary to transfer title to the Shares required by Clauses 6, 7 and 8.

9.10.2	Without prejudice to Clause 9.10.1, each of the Shareholders irrevocably appoints the Company by way of security for the performance of the appointing Shareholder’s obligations owed to each other Shareholder under Clauses 6, 7 and 8, its attorney to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by the appointing Shareholder in discharge of its obligations to the other Shareholder under the provisions of Clauses 6, 7 and 8 where the other Shareholder has exercised an Acceptance Notice, Tag-Along Notice, Sell Out Notice or Default Notice, solely in respect of any transfer of shares or other documents which may be necessary to transfer title to the Shares required by Clauses 6, 7 and 8.

9.10.3	After the relevant buyer has been registered as holder of the shares being sold in purported exercise of powers under Clause 9.10.1 or Clause 9.10.2, the validity of the proceedings shall not be questioned by any person.

9.10.4	The purchase monies shall, to the extent that they are not delivered to the selling party on or before the appropriate completion date, bear interest against the purchasing party at the rate of 2 per cent. over LIBOR calculated on a daily basis from that date until the selling party is reimbursed by the other party.
9.11	Change of name

If a Shareholder ceases to be a Shareholder and the corporate name of the Company or any Group Company contains any word the same or similar to the corporate name or any distinctive part of the corporate name of that Shareholder, the remaining Parties shall procure that the corporate name of the Company or any Group Company shall be changed to exclude that word within 30 days of the Shareholder ceasing to be a Shareholder.

10	Rights in relation to Licence Companies

10.1	Right to acquire interests
10.1.1	If any of the following events occur:
(i)	any Shareholder who Controls a Licence Company or whose Controller Controls a Licence Company becomes obliged to transfer or to offer to transfer all of its Shares to any other Shareholder(s) under the terms of this Agreement or otherwise (including without limitation by the issue of a Transfer Notice by that Shareholder in relation to all its Shares or by the issue of a Default Notice to that Shareholder);

(ii)	a Continuing Shareholder who Controls a Licence Company or whose Controller Controls a Licence Company ceases to be a Shareholder of the Company; or

(iii)	in relation to any Licence Company Owner:
(a)	it commits a material breach of this Agreement and either (1) the breach is not capable of being remedied or (2) it does not remedy that breach within 45 calendar days of any Shareholder sending it written notice requiring it to remedy that breach;

(b)	any Licence Company in which it has an equity interest commits a material breach of any agreement between it and a Group Company and either (1) the breach is not capable of being remedied or (2) the Licence Company does not remedy that breach within 45 calendar days of the Group Company sending it written notice requiring it to remedy that breach;

(c)	it or any Licence Company Owner who Controls the same Licence Company in which it has an equity interest is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its material debts;

(d)	the value of its assets or of any Licence Company Owner who Controls the same Licence Company in which it has an equity interest is less than its liabilities (taking into account contingent and prospective liabilities) provided that it becomes subsequently bankrupt;

(e)	any corporate action, legal proceedings or other procedure or step is taken (or any analogous procedure or step is taken in any jurisdiction) in relation to it or any other Licence Company Owner who Controls the same Licence Company in which it has an equity interest:
(I)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(II)	a composition, assignment or arrangement with any creditor;

(III)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of its assets; or

(IV)	enforcement of any security over any of its assets; or
(f)	it or any other Licence Company Owner who Controls the same Licence Company in which it has an equity interest is subject to any change of Control; or

(g)	where the Licence Company Owner is a natural person or any other Licence Company Owner who Controls the same Licence Company in which it has an equity interest is a natural person, any such natural person:
(I)	is incapacitated as a result of illness, disability or death; or

(II)	becomes bankrupt or is subject to any analogous proceedings (whether voluntary or otherwise).
then without prejudice to any other rights the Company or the Shareholders may have pursuant to this Agreement, the Articles or otherwise, any Shareholder may by notice in writing to the Company require the Company to, and all Shareholders shall procure the Company through exercising their rights as shareholders of the Company and through their appointed Directors (if any) to vote in favour of the Company undertaking to, purchase or procure any person or entity nominated by the Company to purchase all Licence Company Interests and/or SouFun FITE Interests and/or SouFun FIAE Interests held by the relevant Licence Company Owner or Licence Company (as the case may be) for consideration not exceeding the Outstanding Loan Amounts relating to that Licence Company by issuing a Licence Company Notice. Neither of Vincent Mo nor a Vincent Mo Director may vote on any resolution relating to the exercise of the pre-emptive right by the Company.

10.1.2	The sale of Licence Company Interests in accordance with this Clause 10.1 shall be made on the following terms:
(i)	completion of the transfer of the Licence Company Interests shall be completed seven Business Days after the date of the Licence Company Notice or the date of satisfaction or waiver of all Permitted Conditions (whichever is the later) and at a reasonable time and place as the buyer and the Licence Company Owner may agree;

(ii)	at completion of the transfer, the Licence Company Owner shall:

(a)	deliver to the buyer in respect of the equity interests which it is selling, a power of attorney in favour of any person or entity as the buyer may nominate to enable that person or entity to exercise all rights of ownership in respect of the equity interests to be sold including voting rights;

(b)	execute an amended articles of association of the Licence Company to reflect the transfer; and

(c)	procure the registration of the buyer as an equity interest holder on the register of equity interest holders in the Licence Company;
(iii)	as soon as practicable following completion of the transfer, the Licence Company Owner shall procure the registration of the buyer as an equity interest holder in the Licence Company with the State Administration for Industry and Commerce;

(iv)	in accordance with this Clause 10.1.
10.1.3	Any sale and/or transfer of Licence Company Interests pursuant to this Clause 10.1 shall be on terms that those equity interests:
(i)	are transferred free from all Encumbrances save for the Pledges and subject to Clause 10.1.4(ii); and

(ii)	are transferred with the benefit of all rights attaching to them as at the date of the Licence Company Notice.
10.1.4	Each Party shall, and shall procure any person or entity shall, execute all documents and do all acts and things that are reasonably necessary to effect the transfer of Licence Company Interests in accordance with the terms of this Agreement in a timely fashion, including without limitation that:
(i)	each Pledgee under a Pledge over Licence Company Interests to be transferred under this Clause 10.1, shall waive its rights to the extent necessary to give effect to the transfer and shall consent to the transfer;

(ii)	the buyer of the Licence Company Interests to be transferred under this Clause shall agree that the Licence Company Interests shall be pledged to each Pledgee referred to in Clause 10.1.4(i) on the same terms and conditions as the existing Pledge; and

(iii)	the Company shall waive and shall procure any relevant Group Company to waive its rights under the Call Option Agreements relating to the Licence Company Interests to be transferred under this Clause 10.1 to the extent necessary to give effect to the transfer and shall consent to the transfer.
Without limiting the generality of the foregoing, the Company shall procure that each Pledgee shall execute all documents and do all acts and things that are necessary to give effect to this Clause 10.1.4 and each Shareholder shall procure that any Directors appointed by it shall vote in favour of any resolutions of the Board that are necessary to give effect to this Clause 10.1.4.

10.1.5	Each of the Licence Company Owners irrevocably appoints the Company by way of security for the performance of their respective obligations under this Clause 10.1, its attorney to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by it under the provisions of this Clause 10.1, including any transfer of equity interests or other documents which may be necessary to transfer title to the Licence Company Interests required by this Clause 10.1. After the relevant buyer has been registered as holder of the equity interests being sold in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person.
10.2	Rights in relation to assets of Telecommunications Licence Companies
10.2.1	Subject to the obtaining of all necessary regulatory clearances, consents, approvals and permissions and Board approval as provided in Clause 10.2.5 below, Telstra shall have the right to, by written notice to the other Parties, require the other Parties to give effect to any of the following arrangements in relation to any one or more of the Telecommunications Licence Companies as specified in the written notice:
(i)	the Company and/or Telstra or any Associated Company of Telstra as it nominates (“Telstra FITE Investor”) shall establish one or more foreign-invested telecommunications enterprises jointly with any one or more of the Telecommunications Licence Companies or any one or more of the Continuing Shareholders and their Associated Companies, in which case:
(a)	the SouFun FITE shall apply for and obtain any Licence held and/or applied for by each relevant Telecommunications Licence Company or any other Licences specified by Telstra; and

(b)	each relevant Telecommunications Licence Company shall transfer to the SouFun FITE any part or all of their business and undertakings (including without limitation rights under customer contracts) and/or their rights and obligations under any technical consultancy and service agreements, operating agreements, trade mark licence agreements, domain name licence agreements, and any similar or related agreements between that Telecommunications Licence Company and any Group Company for consideration not exceeding the Outstanding Loan Amounts relating to that Licence Company (in each case at the sole discretion of Telstra as to the rights, obligations, businesses and undertakings to be transferred and as to whether there shall be any variation or amendment to the terms of the agreements to which the rights and obligations relate); or
(ii)	the Company and/or Telstra FITE Investor shall acquire Licence Company Interests in each relevant Telecommunications Licence Company for consideration not exceeding the Outstanding Loan Amounts relating to that Licence Company and shall, jointly with that Telecommunications Licence Company, do all things necessary to convert that Telecommunications Licence Company into a foreign-invested telecommunications enterprise and each SouFun FITE shall continue to carry on the businesses and undertakings of the relevant Telecommunications Licence Company, subject to any variation or amendments Telstra may require to be effected in relation to those businesses and undertakings and/or to the terms of any technical consultancy and service agreements, operating agreements, trade mark licence agreements, domain name licence agreements, and any similar or related agreements between that Telecommunications Licence Company and any Group Company,
and in each case the Company and/or the Telstra FITE Investor shall have the right to hold up to the maximum equity interest (as specified by Telstra) permitted by PRC laws and regulations in the SouFun FITE taking into consideration the business to be operated by the SouFun FITE in accordance with Clauses 10.2.1(i)(b) and 10.2.1(ii) (as the case may be);

10.2.2	Each Party shall, and shall procure any person or entity shall, execute all documents and do all acts and things that are necessary to procure that the arrangements in Clause 10.2.1 are successfully given effect to, including without limitation, that:
(i)	each Pledgee under a Pledge over Licence Company Interests to be transferred under Clause 10.2.1(ii), shall waive its rights to the extent necessary to give effect to the transfer and shall consent to the transfer;

(ii)	the buyer of the Licence Company Interests to be transferred under this Clause shall agree that the Licence Company Interests shall be pledged to each Pledgee referred to in Clause 10.2.2(i) on the same terms and conditions as the existing Pledge; and

(iii)	the Company shall waive and shall procure any relevant Group Company to waive its rights under the Call Option Agreements relating to the Licence Company Interests to be transferred under Clause 10.2.1(ii) to the extent necessary to give effect to the transfer and shall consent to the transfer.
Without limiting the generality of the foregoing, the Company shall procure that each Pledgee shall execute all documents and do all acts and things that are necessary to give effect to this Clause 10.2.2 and each Shareholder shall procure that any Directors appointed by it shall vote in favour of any resolutions of the Board that are necessary to give effect to this Clause 10.2.2.

10.2.3	The Shareholders shall, upon Telstra’s request in writing and at Telstra’s sole discretion, cause the Company to carry out one or more feasibility studies into the arrangements contemplated in this Clause 10.2, the expenses and costs of which shall be borne by the Company.

10.2.4	Telstra may by notice in writing require that the Company and the Licence Company Owners discuss with Telstra in good faith a timetable to put in place the arrangements contemplated in this Clause 10.2.

10.2.5	For the avoidance of doubt, the rights under Clause 10.2.1 may be exercised by Telstra at any time in whole or in part and on one or more occasions after the Board has considered and approved the undertaking of the arrangements in this Clause 10.2 in a Board meeting (with each Director having a veto right), and are not subject to the commencement, completion or outcome of any feasibility study conducted pursuant to Clause 10.2.3. If the outcome of the feasibility study is viable, Vincent Mo agrees to support in a timely manner the undertaking of the arrangements in this Clause 10.2 , to the extent that such undertaking does not materially and adversely affect the Group.

10.3	Rights in relation to assets of Advertising Licence Companies
10.3.1	Subject to the obtaining of all necessary regulatory clearances, consents, approvals and permissions and Board approval as provided in Clause 10.3.3 below, Telstra shall have the right to, at any time in its sole discretion, by written notice to the other Parties, require the other Parties to give effect to any of the following arrangements in relation to any one or more of the Advertising Licence Companies as specified in the written notice:
(i)	the Company and/or Telstra or any Associated Company of Telstra as it nominates (“Telstra FIAE Investor”) shall establish one or more foreign-invested advertising enterprises at its discretion solely or jointly with any one or more of the Advertising Licence Companies or any one or more of the Continuing Shareholders and their Associated Companies, in which case:
(a)	the SouFun FIAE shall apply for and obtain any Advertising Licence held and/or applied for by each relevant Advertising Licence Company or any other Licences specified by Telstra; and

(b)	each relevant Advertising Licence Company shall transfer to the SouFun FIAE any part or all of their business and undertakings (including without limitation rights under customer contracts) and/or their rights and obligations under any technical consultancy and service agreements, operating agreements, trade mark licence agreements, domain name licence agreements, and any similar or related agreements between that Advertising Licence Company and any Group Company for consideration not exceeding the Outstanding Loan Amounts relating to that Licence Company (in each case at the sole discretion of Telstra as to the rights, obligations, businesses and undertakings to be transferred and as to whether there shall be any variation or amendment to the terms of the agreements to which the rights and obligations relate); or
(ii)	the Company and/or Telstra FIAE Investor shall acquire Licence Company Interests in each relevant Advertising Licence Company for consideration not exceeding the Outstanding Loan Amounts relating to that Licence Company and shall, jointly with that Advertising Licence Company (where not all of the Licence Company Interests are acquired by the Company and/or Telstra FIAE Investor), do all things necessary to convert that Advertising Licence Company into a foreign-invested advertising enterprise and each SouFun FIAE shall continue to carry on the businesses and undertakings of the relevant Advertising Licence Company, subject to any variation or amendments Telstra may require to be effected in relation to those businesses and undertakings and/or to the terms of any technical consultancy and service agreements, operating agreements, trade mark licence agreements, domain name licence agreements, and any similar or related agreements between that Advertising Licence Company and any Group Company, and in each case the Company and/or the Telstra FIAE Investor shall have the right to hold up to the maximum equity interest (as specified by Telstra) permitted by PRC laws and regulations in the SouFun FIAE.

10.3.2	Each Party shall, and shall procure any person or entity shall, execute all documents and do all acts and things that are necessary to procure that the arrangements in Clause 10.3.1 are successfully given effect to, including without limitation, that:
(i)	each Pledgee under a Pledge over Licence Company Interests to be transferred under Clause 10.3.1(ii), shall waive its rights to the extent necessary to give effect to the transfer and shall consent to the transfer;

(ii)	the buyer of the Licence Company Interests to be transferred under this Clause shall agree that the Licence Company Interests shall be pledged to each Pledgee referred to in Clause 10.3.2(i) on the same terms and conditions as the existing Pledge; and

(iii)	the Company shall waive and shall procure any relevant Group Company to waive its rights under the Call Option Agreements relating to the Licence Company Interests to be transferred under Clause 10.3.1(ii) to the extent necessary to give effect to the transfer and shall consent to the transfer.
Without limiting the generality of the foregoing, the Company shall procure that each Pledgee shall execute all documents and do all acts and things that are necessary to give effect to this Clause 10.3.2 and each Shareholder shall procure that any Directors appointed by it shall vote in favour of any resolutions of the Board that are necessary to give effect to this Clause 10.3.2.

10.3.3	For the avoidance of doubt, the rights under Clause 10.3.1 may be exercised by Telstra at any time in whole or in part and on one or more occasions after the Board has considered and approved the undertaking of the arrangements in this Clause 10.3 in a Board meeting (with each Director having a veto right) . Vincent Mo agrees to support in a timely manner the undertaking of the arrangements in this Clause 10.3, to the extent that such undertaking does not materially and adversely affect the Group.
11	Employee compensation plan

11.1	Generally

The Shareholders shall procure that the Company shall, with effect from Closing, abolish the Employee Stock Option Plan (without prejudice to any options already issued under any such plan as at Closing) and shall implement an employee compensation plan under which each employee of the Company who is a member of the plan shall receive either:
11.1.1	a quantity of units which shall entitle the member to benefits equivalent to the fair value of a quantity of shares in the Company (in accordance with a predetermined formula), but which shall not entitle the member to shares, rights to shares or any other legal or beneficial interest in the Company or the right to vote at any shareholder meeting of the Company; or

11.1.2	a class of shares which shall entitle the member to a share of any available profits distributed by the Company to its shareholders and a cash payment reflecting the capital value of the shares (both in accordance with a predetermined formula) but which shall not entitle the member to any other legal or beneficial interest in the Company or the right to vote at any shareholder meeting of the Company, and which shall convert into ordinary shares on a pari passu basis, which may be sold into an IPO immediately prior to the IPO.
The objective of the plan shall be to provide each member of the plan with the same economic benefit as if such member was the owner of Shares in the Company under an employee stock option plan. The terms of, entitlements under and criteria for participation in the plan or to the preference shares shall be determined by a unanimous decision of the Compensation Committee. Each Shareholder shall procure that any Directors appointed by it shall vote in favour of any resolutions of the Board or any Board committee that are necessary to give effect to this Clause 11.

11.2	Employee Share Repurchases

From time to time, the Chairman of the Company may authorise the Company to make limited repurchases or redemptions of options and/or shares of employees of the Company provided that the following conditions are satisfied:
11.2.1	the aggregate cumulative amount paid to employees for all such repurchases or redemptions must not exceed US$4 million, unless having otherwise been approved by the Board (and notwithstanding anything in this Agreement, each Telstra Director shall have a right of veto);

11.2.2	any repurchase or redemption shall not materially adversely affect the operations of the Group;

11.2.3	the consideration payable for any repurchase or redemption shall be determined on the basis of the Company having an enterprise valuation of not more than US$400 million, and in the case of repurchase or redemption of options, the consideration shall be the amount by which the value of the shares (as if the options were exercised, and determined as a proportion of the enterprise valuation of the Company) exceeds the exercise price of the options. Any repurchase or redemption at any valuation of the Company in excess of US$400 million shall first be approved by the Board (and notwithstanding anything in this Agreement, each Telstra Director shall have a right of veto); and

11.2.4	the Chairman cannot authorise a repurchase or redemption of any Shares held by him or any entity Controlled by him.
12	Enforcement of rights

12.1	Rights of the Company

If at any time the Company: (1) wishes to enforce or exercise any right under; or (2) has any claim against or is the subject of a claim by any Controller or any one or more of the Shareholders and their respective Associated Companies in respect of:
12.1.1	this Agreement;

12.1.2	any other Transaction Document to which it is a party;

12.1.3	any other agreement or deed to which that Controller, Shareholder or Associated Company of a Shareholder is also a party; or

12.1.4	any obligation owed to the Company or another Group Company by any Controller, Shareholder or Associated Company of a Shareholder,
that matter shall be dealt with on behalf of the Company by a committee of the Directors appointed by the other Shareholders not involved in the claim (which for the purposes of this Clause 12, in the case of a claim involving a Controller, shall mean the other Shareholders not Controlled by that Controller). The provisions of this Clause 12 do not prejudice to the right of any Party to dispute any claim to which it relates. For the purposes of this Clause 12, the Continuing Shareholders other than IDG shall be considered to be one Shareholder.

12.2	Authority of committee

The committee of Directors appointed under this Clause 12 has full authority to exercise rights on behalf of the Company.

12.3	Rights of Shareholders
12.3.1	The Shareholder involved in the claim (which for the purposes of this Clause 12, in the case of a claim involving a Controller shall mean the Shareholder Controlled by that Controller) shall be entitled to attend and speak at any general meeting of the Company in relation to this claim but shall not vote at the meeting.

12.3.2	The Directors appointed by the Shareholder involved in the claim shall be entitled to attend and speak at any Board meeting or any Board committee meeting in relation to this claim but shall not vote at the meeting.

12.3.3	No general meeting of the Company or Board meeting at which a resolution in relation to this claim proposed shall be inquorate by virtue of the absence of the Shareholder involved in the claim or of the Director(s) appointed by it.
13	IPO

13.1	IPO

At any time after the date which is 12 months after Closing, and provided that, at the relevant time, the Vincent Mo Shareholding Proportion is at least 15 per cent., Vincent Mo has the right to cause the Company to effect the registration of the Company’s ordinary shares under the Securities Act (by filing a registration statement on a confidential basis), or the listing of the Company’s ordinary shares in a jurisdiction outside the United States pursuant to an IPO in accordance with applicable laws, regulations and exchange listing rules, provided that the IPO must be completed prior to 31 December 2011 and on the following conditions:
13.1.1	subject to Clause 13.7 below, each Continuing Shareholder may sell its Shares into the IPO pro rata based on its Respective Proportion with respect to any other Continuing Shareholder proposing to sell its Shares into the IPO; provided that any Vincent Mo Shareholder may only sell its Shares during the IPO to the extent that the Vincent Mo Shareholding Proportion continues to be at least 15 per cent. immediately after the IPO;

13.1.2	Telstra shall be entitled to maintain its voting rights as a shareholder at 51 per cent. on a fully diluted and as converted basis (including without limitation conversion of any rights issued under any Company employee compensation plan) immediately after the IPO in accordance with Clause 13.2 below; provided that Telstra’s Respective

Proportion immediately before the IPO shall be at least 51 per cent. on a fully diluted and as converted basis (including without limitation conversion of any rights issued under any Company employee compensation plan) and Telstra shall not have sold into the IPO (whether or not through the exercise of its registration rights under Clause 13.7) or otherwise reduced, or agreed to reduce, its shareholding prior to exercising its rights under this Clause 13.1.2;

13.1.3	Telstra shall be entitled at its discretion to hold its Shares issued pursuant to the IPO or otherwise, as shares in the Company and not in the form of depositary receipts; and

13.1.4	“Telstra’s Respective Proportion” for the purposes of this Clause 13.1 only means the proportion of Shares held by Telstra as a percentage of total fully diluted share capital of the Company other than issued share capital comprising all Shares and all options, warrants, rights and other securities (as if they have been fully exercised, converted or exchanged into Shares), which have been issued by the Company in the period between Closing and the IPO in respect of any Company employee compensation plan.
13.2	Adjustments
13.2.1	At the sole discretion of Vincent Mo but subject to Clause 13.2.2, Clause 13.1.2 above shall be implemented through:
(i)	the reclassification of ordinary shares registered in the name of Telstra immediately prior to the closing of the IPO into a new class of shares having substantially the same rights and preferences as those of the ordinary shares of the Company except with weighted voting rights, which new class of shares shall not be sold or transferred by Telstra to any third party without either the prior written consent of Vincent Mo or the prior conversion of such shares into ordinary shares with standard voting rights (which conversion shall not require the consent of Vincent Mo); or

(ii)	subject to applicable laws and the Articles in effect immediately after the closing of the IPO, the redemption by the Company of a portion of the Shares held by the Continuing Shareholders and the employees of the Company at the valuation of the Company immediately pre-IPO plus the amount of gross proceeds received by the Company in the IPO, which Shares to be redeemed shall be allocated (i) pro rata among the Continuing Shareholders based on their Respective Proportion immediately prior to the closing of the IPO and (ii) as determined by Vincent Mo, among the employees; or

(iii)	a combination of the above.
13.2.2	If none of the mechanisms contemplated in Clause 13.2.1 (i), (ii) or (iii) are achievable, the Parties agree to discuss in good faith prior to the IPO an alternative mechanism to successfully implement Clause 13.1.2.
13.3	Board appointment

Telstra shall have the right to, immediately prior to the IPO, appoint a majority of the Directors, subject to the applicable listing rules of the relevant exchange and each Shareholder shall do and procure any Directors appointed by it to do all things necessary to give effect to this clause.

13.4	Consultation
13.4.1	Vincent Mo shall notify the other Shareholders in writing no later than 12 weeks prior to making any filing or application for an IPO made pursuant to Clause 13.1.

13.4.2	Subject to the provisions of this Agreement, including, without limitation, those under Clauses 6 and 7, each Continuing Shareholder agrees that, prior to making any filing or application for the purposes of seeking an IPO, it shall discuss with Telstra in good faith possible arrangements under which Telstra may acquire that Continuing Shareholder’s Shares to facilitate the Continuing Shareholder’s objectives in seeking an IPO.
13.5	Undertaking by Shareholders

If the Company undertakes, or any Shareholder takes steps to procure the Company to undertake, to publicly offer or list its Shares for trading under an IPO (whether under this Clause 13 or otherwise), each Shareholder shall use all reasonable efforts to assist and cooperate with the Company to apply for and obtain approvals from the relevant authorities and stock exchanges to successfully procure an IPO of the Company, including without limitation furnishing information regarding itself and the Shares held by it, execute all necessary consents and other documents and perform, or cause to be performed, any other acts necessary or advisable in connection with the IPO.

13.6	Effect upon IPO

If an IPO occurs, immediately upon the listing of Shares for trading pursuant to the IPO this Agreement (save for Clause 13.7 and subject to Clause 16.3), shall automatically terminate and the Articles shall be amended as necessary to comply with the applicable listing rules of the relevant exchange.

13.7	Registration Rights
13.7.1	Applicability of Rights

The Shareholders shall be entitled to the following rights with respect to any potential public offering of the Company’s ordinary shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognised securities exchange.

13.7.2	Definitions

For purposes of this Clause13.7:
(i)	The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(ii)	The term “Registrable Securities” shall mean the ordinary shares of the Company held by the Shareholders.

(iii)	The term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities.

(iv)	The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Clause 13.7, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, and reasonable fees and disbursements of counsel for the Holders.

(v)	The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Clause 13.7.
13.7.3	Piggyback Registrations
(i)	Registration. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (other than a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(ii)	Underwriting. If a registration statement under which the Company gives notice under Clause 13.7.3(i) is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Clause 13.7.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty per cent. (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested, unless such offering is the IPO, in which case the Registrable Securities may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of this Clause 13.7.3, for any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be single Holder, and any pro rata reduction with respect to such Holder shall be based on the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(iii)	Withdrawal. The Company shall have the right to terminate or withdraw any registration initiated by it under this Clause 13.7.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(iv)	Termination of Registration Rights. No Holder shall be entitled to exercise any right under this Clause 13.7.3 after the earlier of (i) three (3) years following the closing of an IPO or (ii) as to any Holder such time at which all Registrable Securities held by such Holder can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.
13.7.4	All Registration Expenses incurred in connection with any registration pursuant to Clause 13.7.3 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration hereunder shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.
14	Competition with the Business

14.1	Restrictions

Each of Telstra and Vincent Mo undertakes to the other and the other’s Associated Companies that none of it, its Associated Companies, and their respective directors and officers will and it will procure that no person, firm or company carrying on with the consent or privity of it or any of its Associated Companies, any business in succession to it or any of its Associated Companies (as the case may be) (together with Telstra, Vincent Mo, their Associated

Companies and their respective directors and officers, the “Restricted Parties”) will in any Relevant Capacity (other than as expressly permitted by this Agreement) during the Restricted Period:
14.1.1	carry on, be engaged in or be economically interested in any business in the PRC, Hong Kong, Macau or Taiwan which is a Relevant Business and which is or is likely to be in direct or indirect competition with any part of the business of the Group or the Licence Companies as carried on from time to time;

14.1.2	canvass or solicit in direct or indirect competition with any part of the business of the Group or the Licence Companies as carried on from time to time that is a Relevant Business the custom of any person, firm or company who has within two years prior to Closing or at anytime during the Restricted Period been a regular customer in relation to the business of the Group or the Licence Companies; or

14.1.3	induce or seek to induce any present Restricted Employee to become employed whether as employee, consultant or otherwise by any member of its group, whether or not such Restricted Employee would thereby commit a breach of his contract of service provided that this Clause 14.1.3 shall not prevent any Restricted Party from employing any person who responds to a public advertisement for a vacancy placed by or on behalf of the Restricted Party or who contacts such Restricted Party on his or her own initiative without direct solicitation, provided however that each of Telstra and Vincent Mo shall cease to have any right to enforce this Clause 14 immediately upon ceasing to be a Shareholder.

14.2	Reasonableness of Restrictions

Each of Telstra and Vincent Mo agrees that the restrictions contained in this Clause 14 are no greater than is reasonable and necessary for the protection of the interests of Telstra, the Group and Licence Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

14.3	Interpretation

The following terms shall have the following meanings respectively in this Clause 14:
14.3.1	“Relevant Business” means:
(i)	in respect of Telstra, the business of internet advertising classifieds and internet research within the real estate and home improvement sectors;

(ii)	in respect of Vincent Mo, the business of internet content provision and internet advertising within the real estate and home improvement sectors and any other business the Group or the Licence Companies carry on from time to time;
14.3.2	“Relevant Capacity” means for its own account or for that of any person, firm or company (other than Telstra, or the Group or the Licence Companies) or in any other manner and whether through the medium of any company controlled by it or him or as principal, partner, director, employee, consultant or agent;

14.3.3	“Restricted Employee” means any Relevant Employees or any employee of the Group who, in each case, (a) has access to trade secrets or other confidential information of the Group or the Licence Companies; (b) has participated in discussions relating to the transaction pursuant to this Agreement or any Transaction Document; (c) holds the position of direct report to the CEO or higher; or (d) is a senior employee of the Company;

14.3.4	“Restricted Period” means the period commencing from Closing during which Telstra or Vincent Mo (as the case shall be) remains a Shareholder and for a further period of five years after it or he ceases to be a Shareholder, or such shorter period of time recognised by applicable laws as being binding on it or him.
14.4	Exclusions
14.4.1	Nothing contained in this Clause 14 precludes or restricts any Shareholder, Controller or Licence Company Owner or any of their Associated Companies from:
(i)	holding not more than five per cent. of the issued voting share capital of any company whose shares are listed on a stock exchange;

(ii)	acquiring any business or company, as an integral part of a larger transaction or acquisition of a business, company or group of companies, not predominantly engaged in a competing business provided that:
(a)	it uses all reasonable endeavours to dispose of the foregoing business or company which competes with the Business within 6 months of the date of completion of the original transaction (or as soon as possible thereafter);

(b)	in making any disposal, it must grant the Company a right of first refusal to acquire the business or company on bona fide arms length terms; and

(c)	if the Company does not purchase the business or company within a reasonable period it may dispose of the business or company to a third party.
14.4.2	Nothing contained in this Clause 14 precludes or restricts Telstra or any of its Associated Companies from carrying on, developing or acquiring any activity or business in Hong Kong.
14.5	Damages inadequate remedy

Each of Telstra and Vincent Mo acknowledges that damages may be an inadequate compensation for breach of any of the covenants contained in Clause 14.1 and, subject to a court’s discretion, either of them may (for itself or himself, or on behalf of any of its or his Associated Companies) restrain, by injunction, equitable relief or similar remedy, any conduct or threatened conduct by the other which is or will be a breach of Clause 14.1.

15	Information, insurance, records, licences

15.1	Rights to information

A Shareholder may at all reasonable times and at its own expense:
15.1.1	discuss the affairs, finances and accounts of the Company and the Group with their officers and principal executives; and

15.1.2	inspect and make copies of all books, records, accounts, documents and vouchers relating to the Business and the affairs of the Company and the Group.
15.2	Insurance, records and licences

The Shareholders undertake that they shall use their reasonable endeavours to procure that:
15.2.1	the Group maintains with a well established and reputable insurer prudent insurance in accordance with current industry practice from time to time against all risks usually insured against by companies carrying on the same or similar business to the Business which shall include product liability insurance, insurance against loss of profits and consequential loss and insurance for the full replacement or reinstatement value of all its assets of all insurable nature;

15.2.2	the Group keeps proper books of account and makes true and complete entries of all its dealings and transactions of and in relation to the Business; and

15.2.3	the Group shall use its best endeavours to obtain and maintain in full force and effect all approvals, consents or licences necessary for the conduct of the Business.
16	Conditions precedent, duration and termination

16.1	Conditions Precedent

The provisions of Clauses 2 to 13, 14, 15.2, 20.3, 20.10 and 24 to 26 are conditional upon Closing taking place. The provisions of Clauses 1, 15.1, 16 to 19, 20.1 to 20.9, 20.11 to 20.13 and 21 to 23 are unconditional.

16.2	Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:
16.2.1	the Shareholders agree in writing to terminate this Agreement; and

16.2.2	termination occurs pursuant to Clause 13.6; and

16.2.3	an effective resolution is passed or a binding order is made for the winding-up of the Company other than to effect a scheme of reconstruction or amalgamation, provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any of its provisions which are expressed to continue in force after termination.

16.3	Termination

Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Shareholder prior to the termination. This Clause 16 and Clauses 14, 18, 19, 20.2 to 20.9, 20.11 to 20.13 and 21 to 23 shall survive the termination of this Agreement.

17	Public announcements

17.1	Shareholder approval

A Shareholder must not make any public announcement or issue any circular relating to the Group or this Agreement without the prior written approval of the other Shareholders. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties so far as is reasonably practicable before complying with this obligation.

17.2	Oral statements

The Shareholders intend that any oral statements made or replies to questions given by any Shareholder relating to the Group shall be consistent with any public announcements or circulars made in accordance with Clause 17.1.

18	Confidentiality

18.1	Confidentiality
18.1.1	Subject to Clauses 17.1 and 18.1.2:
(i)	each of the Parties shall treat as strictly confidential and not disclose or use any documents, materials and other information, in whatever form, whether technical or commercial, received or obtained by it prior to entering into this Agreement or as a result of entering into this Agreement or any other Transaction Document (or any agreement entered into pursuant to this Agreement or any Transaction Document), in each case which relates to:
(a)	the provisions of this Agreement and any agreement entered into in relation to this Agreement; or

(b)	the negotiations relating to this Agreement (and any other agreements entered into in relation to this Agreement);
(ii)	each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of any other Party or any member of their group;

(iii)	each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Group or the Licence Companies.
18.1.2	Clause 18.1.1 shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Party or Telstra Corporation Limited are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any Party;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(iv)	the disclosure is made to professional advisers or actual or potential financiers of any Party on a need to know basis and on terms that these professional advisers or actual or potential financiers undertake to comply with the provisions of Clause 18.1.1 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement);

(vi)	the disclosure is made on a confidential basis to potential purchasers of all or part of any Party or to their professional advisers or financiers provided that any of these persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

(vii)	the other Party has given prior written approval, such approval not to be unreasonably withheld or delayed, to the disclosure or use (including without limitation disclosure or use for the purposes of publicising the transactions the subject of this Agreement or any other Transaction Document);

(viii)	the information is independently developed after Closing; or

(ix)	the disclosure or use is a disclosure by Telstra to any of its Associated Companies, is on a need to know basis and Telstra uses reasonable endeavours to ensure that the relevant Associated Company is aware of and complies with the confidentiality obligations set out in this Clause 18, provided that prior to disclosure or use of any information pursuant to Clause 18.1.2(i), (ii) or (iii), the Party concerned shall promptly notify the other Parties of these requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

18.1.3	A recipient of information may disclose the Confidential Information to its shareholders, employees, directors, representatives and agents only to the extent reasonably necessary for the achievement of the objectives of this Agreement and the other Transaction Documents. A recipient of information shall ensure that its relevant shareholders, employees, directors, representatives and agents are aware of and comply with the confidentiality obligations set out in this Clause 18.
18.2	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 18 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of this provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 18.

18.3	Survival
18.3.1	The disclosing Party shall remain responsible for any breach of this Clause 18 by the person to whom that confidential information is disclosed.

18.3.2	The provisions of this Clause 18 shall survive the termination of this Agreement for whatever cause.
19	Whole agreement and remedies

19.1	Whole agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement, including the Shareholders Agreement entered into by Traders Mauritius and the Continuing Shareholders dated 13 July 2005 and effective as of 13 July 2005. In this Clause 19.1 “this Agreement” includes the Transaction Documents and all documents entered into pursuant to the Transaction Documents.

19.2	No inducement

Each of the Shareholders acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

19.3	Remedies

So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

19.4	Legal advice

Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 19.4, and agrees, having considered the terms of this Clause 19.4 and the Agreement as a whole, that the provisions of this Clause 19.4 are fair and reasonable.

20	General

20.1	Warranties

Each of the Shareholders warrants to the other that, except as fairly disclosed in writing to the other prior to the execution of this Agreement:
20.1.1	it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms; and

20.1.2	the entry and delivery of, and the performance by it of this Agreement will not result in any breach of any provision of its memorandum and articles of association or result in any claim by a third party against the other Shareholder or the Company;

20.2	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to the termination.

20.3	Conflict with the Articles

In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles.

20.4	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

20.5	Release etc.

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

20.6	Waiver

No failure of any Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

20.7	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of all of the Parties.

20.8	No Assignment
20.8.1	This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

20.8.2	Other than in connection with a transfer of Shares by a Shareholder pursuant to this Agreement, and except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

20.8.3	Except as otherwise expressly provided in this Agreement, a Party may, without the consent of the other Parties, assign to a subsidiary the benefit of the whole or any part of this Agreement provided however that the assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the Party concerned.
20.9	Time of the essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

20.10	Further assurance

At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant Party execute all documents and do all acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

20.11	Invalidity
20.11.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

20.11.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 20.11.1, then this provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 20.11.1, not be affected.
20.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

20.13	Costs

Each Party shall bear all costs (other than stamp duty which shall be borne equally) incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

21	Notices

21.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
21.1.1	in writing in English;

21.1.2	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.
21.2	A Notice to Telstra shall be sent to such Party with a copy to Telstra Corporation Limited at the following addresses, or such other persons or addresses as Telstra may notify to the other Parties from time to time:

Telstra International Holdings Limited
Level 24, Unit 26-32 China World Tower 1
No. 1 Jianguomenwai
Beijing 100004
People’s Republic of China
Fax: (+852) 28271163
Attention: Brian Pilbeam, President, Telstra Asia
With a copy to:
Telstra Corporation Limited
41/242 Exhibition Street
Melbourne 3000
Australia
Fax: : (+61) 3 9632 3215
Attention: Douglas Gration, Company Secretary
21.3	A Notice to Vincent Mo shall be sent to him at the following address, or any other person or address as Vincent Mo may notify to the other Parties from time to time:
Tianquan Mo
Level 4/F, Tower B, COFCO Plaza,
No 8 Jianguomennei Avenue
Beijing 100005
People’s Republic of China
Fax: (+86-10) 8511 1242
Attention: Chairman of the Board and CEO Managing Director
21.4	A Notice to the Company shall be sent to such Party at the following address, or any other person or address as the Company may notify to the other Parties from time to time:
SouFun Holdings Limited
Level 4/F, Tower B, COFCO Plaza
No 8 Jianguomennei Avenue
Beijing 100005
People’s Republic of China
Fax: (86-10) 8511 1242
Attention: SouFun Holdings Limited
21.5	A Notice to a Party listed in Part A of Schedule 2 shall be sent to such Party at the following address, or such other person or address as such Party may notify to the Parties from time to time:
(i)	Next Decade Investments Limited / Media Partner Technology Limited

4/F Tower B COFCO Plaza No.8 Jianguomennei Ave Beijing 100005 People’s Republic of China Fax: (+86-10) 8511 1242

Attention: Vincent T. Mo, Chairman of the Board, CEO and Managing Director
(ii)	Shan Li / Digital Link Investments Limited

Suite 6401, Two IFC 8 Finance Street, Central Hong Kong

Fax: (+852) 3527 7001

Attention: Shan Li
(iii)	IDG Technology Venture Investment, Inc.

IDGVC Venture Investment Consultancy (Beijing) Co., Ltd. Room 616, Tower A, COFCO Plaza, 8 Jianguomennei Dajie Beijing, 100005 People’s Republic of China

Fax: (+86-10) 8512 0225

Attention: Ms Bin Li, Legal Counsel.
(iv)	Jiangong Dai

Room 401-419, Building B, Zhongliang Plaza, No. 8, Jianguomen Avenue, Beijing People’s Republic of China Fax: (+86-10) 8511 1242 Attention: Yang Yan
21.6	A Notice shall be effective upon receipt and shall be deemed to have been received:
21.6.1	at the time of delivery, if delivered by hand, registered post or courier;

21.6.2	at the time of transmission in legible form, if delivered by fax.
22	Settlement of Disputes

22.1	Choice of Arbitration

Any dispute or difference or claim (in each case of whatsoever nature) arising out of or in connection with or relating to this Agreement (including, without limitation, any dispute as to the validity or existence of this Agreement and/or this Clause 22) (each a “Dispute”) shall be submitted to and resolved by arbitration by the HKIAC pursuant to its Rules including any additions made by the UNCITRAL Rules and as modified by this Agreement. The arbitral tribunal shall consist of 3 arbitrators. The arbitral proceedings shall be conducted in English. Any arbitration commenced pursuant to this Clause 22 shall have its seat in Hong Kong.
22.2	Appointing Authority

The appointing authority shall be HKIAC or any other body as the Parties may agree (the “Appointing Authority”).

22.3	Arbitral tribunal

Unless the Parties agree otherwise:
22.3.1	the Party or Parties requesting arbitration shall jointly appoint an arbitrator in its or their notice for arbitration and the Party or Parties responding to the request for arbitration shall jointly appoint an arbitrator within 30 days of the date the notice for arbitration is received by them. In default of this appointment, the relevant arbitrator(s) shall be appointed by the Appointing Authority within 10 Business Days; and

22.3.2	the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties. If he is not chosen within 10 Business Days of the date of appointment of the later of the two party-appointed arbitrators to be appointed, he shall be appointed by the Appointing Authority.
22.4	Single Arbitral Proceeding

In order to facilitate the comprehensive, efficient and economical resolution of related Disputes, all Disputes between any of the parties which arise out of or in connection with this Agreement and any of the other Transaction Documents shall (so far as is reasonably practicable) be resolved by means of a single arbitral proceeding. Accordingly, where Disputes arise out of or in connection with this Agreement and any one or more of the other Transaction Documents a single arbitration may be conducted in respect of these Disputes.

22.5	Provision for Concurrent Arbitrations

If at any time two or more arbitrations are commenced and are pending in relation to Disputes which arise out of or in connection with this Agreement and any of the other Transaction Documents and it appears to the arbitral tribunal constituted in the arbitration that was initiated first in time (the “First Arbitration”) that there are issues of fact or law common to the arbitrations and that it is expedient for the Disputes to be resolved in the same proceedings, and that no party would be prejudiced materially (through undue delay or otherwise) as a result of the arbitrations being consolidated, then, upon the written request of any party to any such arbitration, that arbitral tribunal (the “Consolidating Arbitral Tribunal”) may, by procedural order, direct that the arbitration(s) to resolve any of the other Disputes shall be consolidated with the First Arbitration. If the Consolidating Arbitral Tribunal so orders, the parties to each Dispute which is a subject of the Consolidating Arbitral Tribunal’s order shall be treated as having consented to the Dispute being finally decided:
22.5.1	by the Consolidating Arbitral Tribunal; and

22.5.2	in accordance with the procedure, at the seat and in the language by which the First Arbitration is being conducted, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of this agreement, as ordered by the Consolidating Arbitral Tribunal.

22.6	Due performance

The Parties undertake:
22.6.1	to comply strictly with the time limits specified in the UNCITRAL Rules and this Agreement for the taking of any step or the performance of any act in or in connection with any arbitration; and

22.6.2	to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal.
22.7	Arbitration final and binding
22.7.1	Any arbitral award shall be final and binding upon the parties thereto and shall be enforceable in accordance with its terms. Each party irrevocably undertakes that it will execute and perform the arbitral award fully and without delay and waives any right of appeal against the award.

22.7.2	None of the Parties shall seek to commence any judicial proceeding with a view to appealing, reviewing or setting aside any arbitral award. All rights of appeal or judicial review of any arbitral award as would otherwise be exercisable by a Party are hereby excluded to the fullest extent permitted.
22.8	Enforcement of the Arbitral Award

Any arbitral award may be enforced by filing as a judgment in any court of competent jurisdiction, or by any other application or proceeding in any court, for the enforcement of the arbitral award, as the case may be.
22.9	Arbitration expenses
22.9.1	The costs of the arbitration, the arbitration fees and the liability for other expenses shall be borne by the losing party unless otherwise determined by the arbitral tribunal.

22.9.2	If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party or Parties shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.
22.10	Continual Performance

During the period when a dispute is being resolved, the parties shall, in all respects other than the issue(s) in dispute, continue their performance of this Agreement.

23	Governing law and submission to jurisdiction

23.1	Governing Law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Hong Kong law.

23.2	Submission to Jurisdiction

Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to Clause 22, including if necessary the grant of interlocutory relief pending the outcome of that process.
24	Authority to deliver

The signature or sealing of this Agreement by or on behalf of a Party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that Party in connection with this Agreement to deliver it as a deed on behalf of that Party.

25	Guarantee by Controllers

25.1	In consideration of the other Parties entering into this Agreement, each Controller hereby undertakes to the Parties that it will guarantee, as sole or principal obligor to the Parties, the due and punctual performance by each Shareholder Controlled by that Controller of all obligations, commitments and undertakings under or pursuant to this Agreement (and each Transaction Document to which the Shareholder is a party).

25.2	Each Controller shall indemnify each other Party against all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands which any Party may suffer through or arising from any breach of the Controller of its obligations under this Agreement or incurred by that Party in the course of enforcing its rights under this Clause 25.

25.3	This guarantee is given for the benefit of the Parties and its respective successors and assigns and shall be binding on each Controller and its successors and assigns.

26	Undertaking by Vincent Mo

Vincent Mo:

26.1	unconditionally and irrevocably undertakes to the Company that he shall not, in any of his capacity as a Licence Company Owner, the Chairman or CEO:
26.1.1	pledge, mortgage, charge or otherwise Encumber any of its equity interest in the Licence Companies he controls in his capacity as a License Company Owner, the Chairman or CEO except for the Pledges;

26.1.2	sell, transfer or otherwise dispose of, or grant any option over, any of its equity interest in the Licence Companies he controls in his capacity as a License Company Owner the Chairman or CEO; or

26.1.3	enter into any agreement in respect of the votes attached to any of its equity interest in the Licence Companies he controls in his capacity as a License Company Owner the Chairman or CEO;
26.2	unconditionally and irrevocably undertakes to the Company, that in his capacity as a Licence Company Owner, the Chairman or CEO, he will not take or cause to be taken any act or fail to take or cause to be taken any act which results in a Licence held by any Licence Company in which he has an interest as a License Company Owner ceasing to be valid and effective;

26.3	shall indemnify the Company against all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands which the

Company may suffer through or arising from any breach by Vincent Mo of his obligations under this Clause 26 or incurred by the Company in the course of enforcing its rights against it under this Clause 26.

In witness whereof this Agreement has been duly executed as a deed.
SIGNED SEALED and DELIVERED as
a DEED by and in the name of
TELSTRA INTERNATIONAL
HOLDINGS LIMITED by its duly                                                                          /s/ Neil Louis (seal)
authorised attorney NEIL LOUIS
in the presence of: BEN FORGIEL-JENKINS

/s/ Ben Forgiel-Jenkins

SIGNED, SEALED AND DELIVERED                                                                          /s/ Tianquan Mo (seal)
by TIANQUAN MO
EXECUTED as a DEED by SOUFUN                                                                           /s/ Tianquan Mo (seal)
HOLDINGS LIMITED acting by
in the presence of: BEN FORGIEL-JENKINS

/s/ Ben Forgiel-Jenkins
THE COMMON SEAL of NEXT
DECADE INVESTMENTS LIMITED                                                                           (SEAL) /s/ Tianquan Mo
was affixed in the presence of: TIANQUAN MO
THE COMMON SEAL of MEDIA
PARTNER TECHNOLOGY LIMITED                                                                          (SEAL) /s/ Jing Cao
was affixed in the presence of: JING CAO

SIGNED, SEALED AND DELIVERED                                                                           /s/ Jiangong Dai (seal)
by JIANGONG DAI

SIGNED SEALED and DELIVERED as
a DEED by and in the name of DIGITAL                                                                          /s/ Shan Li (seal)
LINK INVESTMENTS LIMITED by its
duly authorised attorney SHAN LI
in the presence of: BEN FORGIEL-JENKINS

/s/ Ben Forgiel-Jenkins
SIGNED, SEALED AND DELIVERED                                                                            /s/ Shan Li (seal)
by SHAN LI

SIGNED SEALED and DELIVERED as
a DEED by and in the name of IDG                                                                           /s/ Quan Zhou (seal)
TECHNOLOGY INVESTMENT, INC. by
its duly authorised attorney Quan Zhou
in the presence of:

/s/ Lin Bin

Schedule 1
Definitions and Interpretation
Part A — Definitions
“100 Percent Associated Company” means, (i) in relation to a Party which is a corporate legal entity, any holding company which (directly or indirectly) holds 100 per cent. of the voting securities of the Party, a wholly-owned subsidiary of the Party, or any other wholly-owned subsidiary of a holding company which (directly or indirectly) holds 100 per cent. of the voting securities of the Party; and (ii) in relation to a Party which is a natural person, any company which is wholly-owned by that Party;
“Acceptance Notice” shall have the meaning ascribed to it in Clause 6.4.1;
“Acceptance Period” shall have the meaning ascribed to it in Clause 6.3.1;
“Advertising Licence” means a statutory or regulatory licence, consent, permit or approval which is necessary or desirable for the conduct of an advertising business in the PRC and includes a business licence issued by the State Administration for Industry and Commerce which specifically includes operating an advertising business within the business scope of the entity to which it is issued;
“Advertising Licence Company” means any PRC company which holds or is in the process of applying for any Advertising Licence and which as at the date of this Agreement, includes Beijing Jia Tian Xia Advertising Co., Limited, Shanghai Jia Biao Tang Advertising Co., Ltd, and their branches, subsidiaries, and persons that each of them directly or indirectly Controls or is under direct or indirect common Control with these persons;
“Appointing Authority” shall have the meaning ascribed to it in Clause 22.2;
“Articles” mean the articles of association of the Company as amended from time to time;
“Associated Company” means, (i) in relation to a Party which is a corporate legal entity, any holding company, subsidiary, or any other subsidiaries of any the holding company, but in relation to a Shareholder does not include the Company; and (ii) in relation to a Party which is a natural person, any company which that Party Controls but in relation to a Shareholder does not include the Company;
“Audited Accounts” mean the report and audited accounts of the Company and of each Group Company and the audited consolidated accounts of the Group for the financial period ending on the relevant balance sheet date; “
Auditors” mean KPMG Huazhen of 8th Floor, Tower E2, Oriental Plaza, 1 East Chang’an Avenue, Beijing 100738, PRC or any other firm of Chartered Accountants appointed auditors of the Company from time to time;
“Board” means the board of directors of the Company or an authorised committee of the Board;
“Business” means the business of Internet content provision and Internet advertising in the PRC;
“Business Day” means a day which is not a Saturday, a Sunday or a bank or public holiday in the PRC;
“Business Plan” means the business plan for the Group as approved, or deemed to be approved by the Board and as may be amended from time to time in accordance with Clause 3.5.6(vi), Clause 3.5.7, or Clause 4.1.4, prepared annually in respect of the forthcoming three year period setting out: (1) the Group’s strategic planning in respect of customers (including market development and capacity growth), capital expenditure, financing, Tax, competitors and contingency planning which shall be set out in detail for the forthcoming year and in such level of generality as the Board may determine for the following two years; and (2) a detailed budget for the Group for the following financial year (including estimated major items of revenue and capital expenditure) which shall be broken down on a monthly basis, and shall contain a cash flow forecast and a balance sheet showing the projected position of the Group as at the end of the following financial year;
“Call Option Agreements” means the call option agreements under which the Company or a Group Company holds call options over Licence Company Interests, as described in Part 2 of Schedule 5;
“CEO” means the Chief Executive Officer of the Company from time to time;
“CFO” means the Chief Financial Officer of the Company from time to time;
“Chairman” means the Chairman of the Board from time to time who shall be Vincent Mo unless he is removed as Chairman under Clause 3.3.2;
“Closing” means the completion of the Share Purchase Agreement in accordance with its terms;
“Closing Date” means the date on which Closing takes place;
“Confidential Information” means any information; (1) relating to the customers, Business, assets or affairs of any Group Company which they may have or acquire through ownership of an interest in the Company; (2) relating to the customers, business, assets or affairs of the other Parties or any member of their group which they may have or acquire through being a Shareholder or making appointments to the Board or through the exercise of its rights or performance of its obligations under this Agreement; or (3) which relates to the contents of any Transaction Document or any agreement or arrangement entered into pursuant to any Transaction Document.
“Consolidating Arbitral Tribunal” shall have the meaning ascribed to it in Clause 22.5;
“Continuing Shareholders” means the Parties listed in Part B of Schedule 2 and “Continuing Shareholder” means any one of them;
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the operations and management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controls” shall be construed accordingly. For these purposes, a Shareholder “Controlled” by a Controller shall include the Shareholder whose name is set out next to the name of that Controller in Part C of Schedule 2;
“Controller Level Offer” shall have the meaning ascribed to it in Clause 6.3;
“Controller Level Offeror” shall have the meaning ascribed to it in Clause 6.3;
“Controllers” means any Party who Controls a Shareholder and includes the Parties listed in Part C of Schedule 2 as “Controllers” and “Controller” means any one of them;
“DCF” shall have the meaning ascribed to it in Clause 3.1.1 of Schedule 4;
“Deed of Adherence” means a deed in the form set out in Schedule 3;
“Default Notice” shall have the meaning ascribed to it in Clause 8.3.1;
“Default Sale Shares” shall have the meaning ascribed to it in Clause 8.3.1;
“Defaulting Shareholder” shall have the meaning ascribed to it in Clause 8.1;

“Directors” means the Telstra Directors and the Vincent Mo Directors, and “Director” means any one of them;
“Disclosure Letter” shall have the meaning ascribed to it in the Share Purchase Agreement;
“Dispute” shall have the meaning ascribed to it in Clause 22.1;
“Employee Stock Option Plan” shall mean any employee share or option incentive plan of the Company as at Closing and includes without limitation the Employee Share Incentive Plan adopted by the Board on 15 April 2004;
“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing and “Encumber” shall be construed accordingly;
“Event of Default” shall have the meaning ascribed to it in Clause 8.1;
“Fair Value” means fair value of shares to be transferred pursuant to this Agreement as determined in accordance with Schedule 4;
“First Arbitration” shall have the meaning ascribed to it in Clause 22.5;
“Group” means the Company and its subsidiaries and any company in which it owns any shares, including a SouFun FITE and/or a SouFun FIAE, and “Group Company” means any one of them;
“HKIAC” means the Hong Kong International Arbitration Centre;
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“IDG” means IDG Technology Venture Investment, Inc., one of the Continuing Shareholders;
“Immediate Family Member” means, in relation to a Controller, the Controller’s spouse, child, parent, brother or sister;
“Independent Expert” means an expert appointed for the purposes of determining Fair Value pursuant to Schedule 4, which shall be one of the following five independent international investment banks of good standing and repute:
(i)	Goldman Sachs;

(ii)	Citigroup;

(iii)	Merrill Lynch;

(iv)	Credit Suisse First Boston; and

(v)	UBS.
“IPO” means an initial public offering of the Company’s ordinary shares in the United States that has been registered under the Securities Act with a valuation of the Company immediately prior to the offering of at least US$500,000,000, or in a similar public offering of the Company’s ordinary shares in another jurisdiction which results in such ordinary shares trading publicly on an internationally recognised securities exchange, provided that such offering satisfies the foregoing valuation requirement;
“LIBOR” means the British Bankers’ Association Interest Settlement Rate for one month sterling displayed on the appropriate page of the Reuters screen (or such other page as the Parties may agree)

at 11.00 a.m., London time, on the first day of the period to which any interest period relates (the “Relevant Date”). If such rate does not appear on the Reuters screen page on the Relevant Date, the rate for that Relevant Date will be determined on the basis of the rates at which deposits for one month sterling are offered by HSBC Bank at 11.00 a.m., London time, on the Relevant Date to leading banks in the London inter bank market;
“Licence” means a statutory or regulatory licence, consent, permit or approval which is necessary or desirable for the operation and development of the Business and includes without limitation (i) any licence listed in the Ministry of Information Industry Classification Catalogue (2003 edition or as subsequently amended); (ii) any Value-added Telecommunications Services Operating Licence listed in the aforementioned catalogue, including the Telecommunications and Information Services Licence (or ICP Licence); and (iii) any Advertising Licence;
“Licence Companies” means the Advertising Licence Companies and Telecommunications Licence Companies, and “Licence Company” means any one of them;
“Licence Company Interests” means the interest in the registered capital of a Licence Company;
“Licence Company Notice” means a notice in writing issued by the Company exercising the right to purchase Licence Company Interests in accordance with Clause 10.1.1;
“Licence Company Owners” means the Parties who hold an equity interest directly or indirectly in any Licence Company, whether jointly with another person or otherwise and includes the persons listed in Part D of Schedule 2 and “Licence Company Owner” means any one of them;
“Loan Agreements” means the loan agreements entered into between Group Companies and Licence Company Owners, as described in Part 3 of Schedule 5;
“Macau” means Macau Special Administrative Region of the People’s Republic of China;
“Management Agreement” shall have the meaning ascribed to it in the Share Purchase Agreement;
“NASDAQ” means the National Association of Securities Dealers Automated Quotation System;
“Notice” shall have the meaning ascribed to it in Clause 21.1;
“Offer” shall have the meaning ascribed to it in Clause 6.3;
“Offeror” shall have the meaning ascribed to it in Clause 6.3;
“Offer Shares” shall have the meaning ascribed to it in Clause 6.3;
“Outstanding Loan Amounts” means, in relation to a Licence Company, any amount outstanding and payable by a Licence Company Owner to any Group Company in respect of a loan made under a Loan Agreement, to the extent that the loan was used by the Licence Company Owner to directly or indirectly acquire equity interests in or make a contribution towards the capital of Licence Company;
“Parties” means the parties to this Agreement and “Party” means any one of them;
“Permitted Condition” means a bona fide material consent, clearance, approval or permission necessary to enable the relevant person to be able to complete a transfer of Shares under (1) its constitutional documents (2) the rules or regulations of any stock exchange on which it or its parent company is quoted or (3) any governmental, statutory or regulatory body in those jurisdictions where that person carries on business;
“Pledgee” means a pledgee under a Pledge;

“Pledges” means the pledges over the equity interests in Licence Companies as described in Part 1 of Schedule 5;
“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan;
“Relevant Business” shall have the meaning ascribed to it in Clause 14.3.1;
“Relevant Capacity” shall have the meaning ascribed to it in Clause 14.3.2;
“Remaining Shareholders” shall have the meaning ascribed to it in Clause 6.3;
“Respective Proportion” means the proportion of Shares held by each Shareholder as a percentage of the total issued share capital of the Company at the relevant time;
“Restricted Employee” shall have the meaning ascribed to it in Clause 14.3.3;
“Restricted Parties” shall have the meaning ascribed to it in Clause 14.1;
“Restricted Period” shall have the meaning ascribed to it in Clause 14.3.4;
“Right” shall have the meaning ascribed to it in Clause 20.6;
“SEC” means the United States Securities and Exchange Commission, or, in the event that the Company effects a public offering in a jurisdiction outside of the United States with an internationally recognised investment exchange, its equivalent in the jurisdiction where the Company effects such public offering of its securities;
“Securities Act” means the United States Securities Act of 1933, as amended;
“Sell Out Date” shall have the meaning ascribed to it in Clause 7.3.1(i);
“Sell Out Notice” shall have the meaning ascribed to it in Clause 7.1.2;
“Sell Out Period” shall have the meaning ascribed to it in Clause 7.1.2;
“Sell Out Price” shall have the meaning ascribed to it in Clause 7.2.1(i);
“Sell Out Right” shall have the meaning ascribed to it in Clause 7.1.1;
“Sensis” means Sensis Pty Ltd, Australian Business Number 30007423912, a proprietary company limited by shares, incorporated under the laws of Australia;
“Share Purchase Agreement” shall have the meaning ascribed to it in Recital A;
“Shareholder Level Offer” shall have the meaning ascribed to it in Clause 6.3;
“Shareholder Level Offeror” shall have the meaning ascribed to it in Clause 6.3;
“Shareholders” mean Telstra, IDG and the Parties listed in Part B of Schedule 2 and “Shareholder” means any one of them;
“Shares” mean issued ordinary shares in the Company and (1) any shares issued in exchange for those shares or by way of conversion or reclassification and (2) any shares representing or deriving from those shares as a result of an increase in, reorganisation or variation of the capital of the Company;
“SouFun FIAE” means (i) a foreign-invested advertising enterprise jointly established between the Company and/or a Telstra FIAE Investor with any one or more of the Advertising Licence Companies or any one or more of the Continuing Shareholders and their Associated Companies, in accordance with Clause 10.3.1(i), or (ii) a foreign-invested advertising enterprise formed as a result of the acquisition of equity interests in an Advertising Licence Company by the Company and/or a Telstra FIAE Investor, in accordance with Clause 10.3.1(ii);
“SouFun FIAE Interest” means the interest held by a Licence Company Owner or a Licence Company in the registered capital of any SouFun FIAE established in accordance with Clause 10.3.1 (ii);
“SouFun FITE” means (i) a foreign-invested telecommunications enterprise jointly established between the Company and/or a Telstra FITE Investor with any one or more of the Licence Companies or any one or more of the Continuing Shareholders and their Associated Companies, in accordance with Clause 10.2.1(i), or (ii) a foreign-invested telecommunications enterprise formed as a result of the acquisition of equity interests in a Licence Company by the Company and/or a Telstra FITE Investor, in accordance with Clause 10.2.1(ii);
“SouFun FITE Interest” means the interest held by a Licence Company Owner or a Licence Company in the registered capital of any SouFun FITE established in accordance with Clause 10.2.1 (ii);
“Tag-Along Notice” shall have the meaning ascribed to it in Clause 6.4.2;
“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;
“Telecommunications Licence Company” means any PRC company which holds or is in the process of applying for any Licence (other than an Advertising Licence) and which as at the date of this Agreement, includes Beijing SouFun Internet Information Service Co., Limited, Beijing SouFun Science and Technology Development Co., Limited, Beijing China Index Information Co., Ltd, and their branches, subsidiaries, and persons that each of them directly or indirectly Controls or is under direct or indirect common Control with these persons;
“Telstra Directors” means the directors appointed by Telstra in accordance with Clause 3.1 of this Agreement and the Articles and “Telstra Director” means any one of them;
“Telstra FIAE Investor” shall have the meaning ascribed to it in Clause 10.3.1(i);
“Telstra FITE Investor” shall have the meaning ascribed to it in Clause 10.2.1(i);
“Telstra Notice” shall have the meaning ascribed to it in Clause 7.2.1;
“Trader Mauritius” means Trader Classified (Mauritius) Holdings Ltd, a company incorporated in Mauritius with its registered office at c/o L+P Corporate Services Ltd, Level 6, One Cathedral Square, Jules Koenig Street, Port Louis, Republic of Mauritius;
“Transaction Documents” shall have the meaning ascribed to it in the Share Purchase Agreement;

“Transfer Date” shall have the meaning ascribed to it in Clause 6.6.1;
“Transfer Notice” shall have the meaning ascribed to it in Clause 6.3;
“Transitional Business Plan” means the business plan for the Group set out in Schedule 6;
“UNCITRAL Rules” means the arbitration rules of the United Nations Commission on International Trade Law adopted on 28 April 1976 as in force at the date of this Agreement and as modified by this Agreement;
“US$” or “US Dollars” means United States Dollars, the lawful currency of the United States of America;
“Vincent Mo Directors” means the Directors appointed by Vincent Mo in accordance with Clause 3.2 of this Agreement and “Vincent Mo Director” means any one of them;
“Vincent Mo Shareholders” means the Shareholders Controlled by Vincent Mo and “Vincent Mo Shareholder” means any one of them;
“Vincent Mo Shareholding Proportion” means the aggregate shareholding in the total issued share capital of the Company that is held directly or indirectly by Vincent Mo (including through Next Decade Investments Limited and Media Partner Technology Limited) as a percentage of the total issued share capital of the Company at the relevant time; and
“WACC” shall have the meaning ascribed to it in Clause 3.1.4 of Schedule 4.

Part B — Interpretation
1	Modification etc. of Statutes

References to a statute or statutory provision include:

1.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.3	any subordinate legislation made from time to time under that statute or statutory provision.

2	Singular, plural, gender and other terms

2.1	References to one gender include all genders and references to the singular include the plural and vice versa.

2.2	The words “includes” and “including” mean “includes without limitation” and “including without limitation”, respectively.

3	References to persons, companies and government authorities

References to:

3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality);

3.2	a company shall include any company, corporation or any body corporate, wherever incorporated; and

3.3	PRC government authorities or departments include such authorities or departments at central, provincial, municipal and other levels and their successor authorities or departments.

4	Schedules etc.

References to this Agreement shall include any recitals and schedules to it and references to Clauses and Schedules are to clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

5	Headings

Headings shall be ignored in interpreting this Agreement.

6	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

7	Legal Terms

References to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Hong Kong, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

8	Time of day

References to time of day are to Hong Kong time unless otherwise stated.

9	Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

Schedule 2
Other Parties
Part A — Other Parties to this Agreement
1.	Next Decade Investments Limited with its registered office at P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

2.	Media Partner Technology Limited with its registered office at P.O.Box 957, Offshore Incorporation Center Road Town, Tortola, British Virgin Islands;

3.	Digital Link Investments Limited with its registered office at Suite 6401, Two IFC, 8 Finance Street, Central, Hong Kong;

4.	Shan Li of Apt 3B Taggart, 109 Repulse Bay Road, Hong Kong, holder of Hong Kong resident card number P393881(A);

5.	Jiangong Dai of 660 Shangcheng Road, Pudong New District, Shanghai, PRC, holder of PRC resident card number 450104197309251550;

6.	IDG Technology Venture Investment, Inc. with its registered office at 5 Speen Street, Framingham, MA, USA.
Part B — Continuing Shareholders
1.	Next Decade Investments Limited

2.	Media Partner Technology Limited

3.	Digital Link Investments Limited

4.	IDG Technology Venture Investment, Inc.
Part C — Controllers

Shareholder Controlled by Controller	Name of Controller

Next Decade Investments Limited	Vincent Mo

Media Partner Technology Limited	Vincent Mo

Digital Link Investments Limited	Shan Li
Part D — Licence Company Owners
1.	Vincent Mo

2.	Jiangong Dai

Schedule 3
Deed of Adherence
THIS DEED OF ADHERENCE is made on [DATE] by [               ] of [     ] (the “Covenantor”)
SUPPLEMENTAL to a Shareholders’ Agreement dated [DATE] and made between Telstra International Holdings Limited, Tianquan Mo, IDG Technology Ventures Limited, SouFun Holdings Limited (the “Company”) and others (the “Agreement”).
The Covenantor covenants as follows:
1	The Covenantor confirms that it has been supplied with and has read a copy of the Agreement and covenants with each of the persons named in the Schedule to this Deed to observe perform and be bound by all the terms of the Agreement which are capable of applying to the Covenantor and which have not been performed at the date of this Deed to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a party to the Agreement (as if named as a Shareholder under that Agreement).

2	This Deed shall be governed by and construed in accordance with Hong Kong law and the Covenantor hereby submits irrevocably to the non-exclusive jurisdiction of the Courts of Hong Kong (but accepts that this Deed may be enforced in any court of competent jurisdiction) and hereby appoints [a person resident in Hong Kong and reasonably acceptable to the Board of Directors of the continuing Shareholders] as its agent for service of all process in any proceedings in respect of the Agreement.
EXECUTED as a deed on the date written above.
Schedule
[Parties to Agreement including those who have executed earlier Deeds of
Adherence]

Schedule 4
Determination of Fair Value
1	Appointment of expert

1.1	Telstra and Vincent Mo shall each appoint an Independent Expert.

1.2	A third Independent Expert shall be appointed by agreement between Telstra and Vincent Mo.

1.3	If Telstra and Vincent Mo cannot agree on the identity of the third Independent Expert, the two Independent Experts already appointed pursuant to Clause 1.1 of this Schedule 4 shall appoint the third Independent Expert.

1.4	Each of Telstra and Vincent Mo must bear the costs of the Independent Expert that is appointed by it under Clause 1.1 of this Schedule 4. The Company shall bear the costs of the third Independent Expert appointed under Clauses 1.2 and 1.3 of this Schedule 4.

2	Determination of Fair Value

2.1	The Independent Experts may determine the Fair Value of the shares in accordance with the valuation guidelines set out in Clause 3 of this Schedule 4 and/or such other procedures as they consider appropriate.

2.2	Each Independent Expert acts as an independent expert and not as an arbitrator when valuing shares under this Agreement.

2.3	The Company and each Shareholder must provide all information and assistance reasonably requested by the Independent Experts.

2.4	Each Independent Expert’s determination of the value of the shares is binding on all Parties in the absence of manifest error and must be provided to the relevant Parties.

2.5	The Fair Value of the shares will be equal to:
2.5.1	subject to sub-Clause 2.5.2, the average of the three valuations;

2.5.2	if the valuation that is furthest (in absolute dollar terms) from the average of the three valuations is more than 20% further from the average than the next furthest valuation then it shall be eliminated and the Fair Value of the shares will be the average of the two remaining valuations.
For example:

Example	1	2	3	4
Valuation 1	90	70	60	96
Valuation 2	100	100	100	100
Valuation 3	113	127	110	110
Average	101	99	90	102
Re-calculated Average	NA	NA	105	98

In example 3, the furthest valuation (Valuation 1) is 50% further from the average than the next furthest valuation (Valuation 3) and has been eliminated.
In example 4, the furthest valuation (Valuation 3) is 33% further from the average than the next furthest valuation (Valuation 1) and has been eliminated.
3	Fair Value Guidelines

3.1	Definition

Subject to this Schedule 4, Fair Value shall be arrived at by applying the primary methodology specified in Clause 3.1.1 of this Schedule 4 and cross-checking the fair value so derived in the manner described in Clause 3.1.5 of this Schedule 4.

For the purposes of this Agreement, Fair Value is the price that would be negotiated in an open and unrestricted market between a knowledgeable, willing but not anxious buyer and a knowledgeable, willing but not anxious seller acting at arms length within a reasonable time frame and is to be determined on the following basis:
3.1.1	Methodology

The primary methodology to be used in the calculation of Fair Value will be a discounted cash flow (“DCF”) analysis, utilising the best estimate of future free cash flows (i.e. after-tax cash flows less working capital and capital expenditure investments) expected to be derived from continuing the Business.

3.1.2	Control premium

The valuation will explicitly exclude any control premium or minority discount.

3.1.3	Free cash flow projections
(i)	Base free cash flow projections must be based on reasonable and reasonably supportable assumptions that utilise management’s best estimate of the range of economic conditions.

(ii)	Base free cash flow projections should exclude any estimated future cash inflows or outflows expected to arise from future restructuring or anticipated major changes in business activities unless contained in the current business plan.

(iii)	Projections shall cover 5 years, unless a longer period can be justified. The free cash flow projections beyond this period should be extrapolated based on the budgets/forecasts using a steady growth rate for subsequent years unless an increasing rate can be justified.

(iv)	Free cash flows should not include cash inflows or outflows from financial activities (because the effect of financial structure and related financial activities is already included in the discount rate).

3.1.4	Discount Rate

The discount rate applied to the free cash flows must be post tax and reflect the time value of money and the risks specific to the asset for which the future free cash flow estimates have not been adjusted. The discount rate shall be equivalent to the Company’s weighted average cost of capital (“WACC”).

3.1.5	Cross-checks
(i)	The fair value derived should be cross-checked by the application of an appropriate multiple to estimated future maintainable earnings. This requires an assessment of:
(a)	a maintainable level of earnings which can be sustained by the Company in the long run;

(b)	the selection of an appropriate multiple to apply to the above earnings; and

(c)	the identification of any assets or liabilities surplus to the needs of the business.
(ii)	This methodology should only be used where an appropriate multiple can be recognised or iteration made from broadly comparable companies or transactions.

Schedule 5
Agreements affecting Licence Companies
Part 1 — Pledges

1.	Equity Pledge Agreement in relation to equity interests in Beijing SouFun Internet Information Service Co., Ltd, between SouFun Media Technology (Beijing) Co., Ltd, Vincent Mo and Jiangong Dai dated 9 May 2004.

2.	Equity Pledge Agreement, in relation to equity interests in Beijing China Index Information Co., Ltd. between SouFun Media Technology (Beijing) Co., Ltd., Beijing Jia Tian Xia Advertising Co., Ltd. and Beijing SouFun Internet Information Service Co., Ltd., dated 17 August 2006.

3.	Equity Pledge Agreement, in relation to equity interests in Beijing SouFun Science and Technology Development Co., Ltd. between SouFun Media Technology (Beijing) Co., Ltd., Vincent Mo and Jiangong Dai, dated 17 August 2006.

4.	Equity Pledge Agreement in relation to equity interests in Beijing Jia Tian Xia Advertising Co., Ltd, between SouFun Media Technology (Beijing) Co., Ltd, Vincent Mo and Jiangong Dai dated 9 May 2004.

5.	Equity Pledge Agreement in relation to equity interests in Shanghai Jia Biao Tang Advertising Co., Ltd, between SouFun Media Technology (Beijing) Co., Ltd, Beijing Jia Tian Xia Advertising Co., Ltd and Beijing SouFun Internet Information Service Co., Ltd., dated 17 August 2006.

Part 2 — Call Option Agreements

1.	Exclusive Call Option Agreement, between the Company, SouFun Media Technology (Beijing) Co., Ltd, Beijing SouFun Internet Information Service Co., Ltd, Vincent Mo and Jiangong Dai dated 9 May 2004.

2.	Exclusive Call Option Agreement, between SouFun.com Limited, Beijing SouFun Science and Technology Development Co., Ltd., Vincent Mo, Jiangong Dai and SouFun Media Technology (Beijing) Co., Ltd., dated 17 August 2006.

3.	Exclusive Call Option Agreement, between SouFun.com Limited, Beijing China Index Information Co., Ltd., Beijing Jia Tian Xia Advertising Co., Ltd., Beijing SouFun Internet Information Service Co., Ltd. and SouFun Media Technology (Beijing) Co., Ltd., dated 17 August 2006.

4.	Exclusive Call Option Agreement, between the Company, SouFun Media Technology (Beijing) Co., Ltd, Beijing Jia Tian Xia Advertising Co., Ltd, Vincent Mo and Jiangong Dai dated 9 May 2004.

5.	Exclusive Call Option Agreement, between SouFun.com Limited, Shanghai Jia Biao Tang Advertising Co., Ltd., Beijing Jia Tian Xia Advertising Co., Ltd., Beijing SouFun Internet Information Service Co., Ltd. and SouFun Media Technology (Beijing) Co., Ltd., dated 17 August 2006.

Part 3 — Loan Agreements

1.	Loan Agreement, between Beijing SouFun Information Consultancy Co., Ltd, Vincent Mo and Hongbing You, dated 9 May 2004 (for capital increase in Beijing Jia Tian Xia Advertising Co., Ltd, to be repaid by transfer of equity interests in Beijing Jia Tian Xia Advertising Co., Ltd.).

2.	Supplemental Loan Agreement, between SouFun Media Technology (Beijing) Co., Ltd, Beijing SouFun Information Consultancy Co., Ltd, Vincent Mo, Hongbing You and Jiangong Dai, dated 9 May 2004 (under which SouFun Media Technology (Beijing) Co., Ltd adopted rights and obligations of Beijing SouFun Information Consultancy Co., Ltd.).

3.	Capital Increase Loan Agreement, between SouFun Media Technology (Beijing) Co., Ltd and Vincent Mo, dated 9 May 2004 (for capital increase in Beijing SouFun Internet Information Service Co., Ltd, to be repaid by transfer of equity interests in Beijing Jia Tian Xia Advertising Co., Ltd and Beijing SouFun Internet Information Service Co., Ltd.).

4.	Capital Increase Loan Agreement, between Vincent Mo and Beijing Jia Tian Xia Advertising Co., Ltd, dated 9 May 2004 (for capital increase in Beijing SouFun Internet Information Service Co., Ltd, to be repaid by transfer of equity interests in Beijing SouFun Internet Information Service Co., Ltd.).

5.	Capital Increase Loan Agreement, between Jiangong Dai and SouFun Media Technology (Beijing) Co., Ltd, dated 9 May 2004 (for capital increase in Beijing SouFun Internet Information Service Co., Ltd, to be repaid by transfer of equity interests in Shanghai SouFun Investment Consultancy Co., Ltd and Beijing SouFun Internet Information Service Co., Ltd.).

6.	Capital Increase Loan Agreement, between JianGong Dai and Shanghai SouFun Investment Consultancy Co., Ltd, dated 9 May 2004 (for capital increase in Beijing SouFun Internet Information Service Co., Ltd, to be repaid by transfer of equity interests in Beijing SouFun Internet Information Service Co., Ltd.).

7.	Loan Agreement, between SouFun Media Technology (Beijing) Co., Ltd, Vincent Mo and Jiangong Dai, dated 17 August 2006 (for capital increase in Beijing SouFun Science and Technology Development Co., Ltd, to be repaid by transfer of equity interests in Beijing SouFun Science and Technology Development Co., Ltd.).

Schedule 6
Transitional Business Plan
TRANSITIONAL BUSINESS PLAN (period ending 31 Dec 2006)
GENERAL
For the rest of year 2006, the company will continue its operations as it has been going on. The goal is to further consolidate our position as the leading real estate and home furnishing focused Internet company in China. To achieve this goal, we intend to:
•	Further Expand Our National Coverage and Listing Database
Geographic Expansion
Our web site currently provides listing and other real estate information for 39 cities in China, and over the next several years, we intend to expand our geographic reach to cover 100 cities in China. We believe that expanding our coverage of various local real estate markets across China will help solidify our reputation as a nationwide real estate-focused Internet company. We believe this expansion will also allow us to establish a strong market position in these developing real estate markets before many of our competitors. We also intend to expand our on-the-ground local presence through the establishment of additional local offices, which will allow us to interact directly with local advertisers and members of each local real estate community, and also develop a deeper understanding of these different local real estate markets.
Enlarge Our Online Real Estate Listing Database
We intend to dedicate resources to increasing the number, quality and geographic coverage of our property listings. We expect to achieve this through the hiring and training of more personnel, establishing additional offices, and attracting additional listings from our existing clients for new, secondary and rental properties. We believe that the increase in listings will help increase user traffic, which in turn will attract additional listings and more advertisers to our web site.
•	Continue to Strengthen Our Brand and Reputation in the Real Estate and Home Furnishing Industry
We intend to continue strengthening our brand name in the real estate industry, which will allow us to solidify and broaden our client base by enhancing market awareness of our services and our ability to target real estate consumers more effectively than other advertising media providers. We believe that our relationships within the real estate sector, particularly among property developers, are already strong and well developed, and we intend to further solidify these existing relationships and to approach new developers by organizing industry events, disseminating useful real estate research reports and continuing to offer high quality listing and advertising services. We also believe our real estate related reports are widely used by industry professionals, government entities, academic institutions and financial institutions and contribute to our reputation as a leading authority on China’s real estate industry. We intend to continue to strengthen our research capabilities and industry expertise to further solidify our reputation as a leading authority on China’s real estate industry.
•	Grow Our Advertiser Base Within and Beyond the Real Estate Sector
Because of its recent emergence and rapid growth, China’s real estate and home furnishing and improvement sectors are highly fragmented and competitive, and include many small and mid-sized enterprises that desire to advertise their products and services and distinguish themselves from competitors through advertising channels that are targeted, effective and cost-effective. Although we already count many of China’s largest property developers as listing and advertising clients, part of our strategy is to introduce to small and mid-sized advertisers the advantages of our web site as a more targeted and cost-effective advertising medium, as compared to more expensive traditional advertising media, such as television, outdoor billboard or print media advertising. Through this strategy, we hope to capture a wider base of advertising clients and a higher portion of overall advertising spending in China.
As a web site focused primarily on users that are interested in real estate and home-related information, we believe our users represent a highly desirable group of target customers for advertisers both within and beyond the real estate and home furnishing and improvement sectors. Because we believe that many consumers of real estate represent persons or families with increasing disposable income, we intend to explore opportunities to market our advertising services to advertisers outside the real estate and home-related sectors, including electronic appliance retailers, suppliers of financials services and providers of other consumer goods. Particularly in the more developed real estate markets that we cover, such as Beijing, Shanghai and Shenzhen, where we have already developed strong advertising, new home listing and secondary and rental property listing revenues, we intend to pursue this strategy as a means to broaden our overall advertiser base and expand our sources of revenue. In the other real estate markets that we cover that are less well developed and in which we currently focus on new property listings, we intend to broaden our advertiser base to include advertising and listing of secondary and rental properties, as the secondary and rental property markets begin to grow and develop in these local markets.
•	Enhance the Community-oriented Offerings on Our Web Site
We intend to further develop the quality and functionality of our community-oriented services by, for example, offering featured online discussions and increasing the amount of user-generated content in order to increase the number of visitors to our web site who use our community-oriented offerings. Our strategy is to use our community-oriented offerings to increase user loyalty and build up a core group of users, which should help us provide more targeted advertising services to clients and to improve the effectiveness of our advertising services, which we believe will attract more advertisers to our web site and help us to capture a larger portion of overall advertising spending from existing and new advertising clients.
•	Continue to Invest in New Technologies and Features of Our Web Site
We intend to continue to invest resources in technology and product development to improve our systems and introduce new features on our web site. Given the increasing user traffic on our web site, we believe that it is important to continue to invest in expanding and upgrading our technology systems in order to maintain and enhance the performance of our web site. We also believe that the Internet provides many opportunities for offering new features and functionalities to our web users and developing new services to generate additional revenues. Potential new features and services we plan to develop include enhanced listing features and other features and functions on our web site designed to enhance user experience as well as create potential new sources of revenue, such as auction-based priority listing and providing a platform for electronic commerce.
•	Pursue Selective Acquisitions and Alliances
Although we have no current agreements or understandings to acquire any specific businesses, we will from time to time consider the strategic acquisition of assets, technologies and businesses that are complimentary to our business. We also intend to continue pursuing strategic alliances with market leaders to further broaden our customer base and product and service offerings.
PRODUCTS & SERVICES
Product and services are split by customer segment:
•	New Homes: Display and listing advertising for new developments, total web solutions, and promotional events (mainly developers)

•	Home Furnishing/ Improvement: Display and listing advertising for home furnishings, total web solutions, and industry research and promotion events, targeted mostly at new home buying process related parties (companies involved in design, decorating, materials etc)

•	Resale & Rental: Listing and display advertising for resale and rental properties, industry research and promotion events (mainly real estate agents and brokers)

•	Research: Operations of the China Index Academy, research based branding & listing services, producing database and research reports for industry and government
BUSINESS DEVELOPMENT
The company will establish a Business Development Department to look for new directions of expansion, either through internal organic growth or through merger and acquisition when opportunities present themselves.
MARKETING & SALES
The company will strengthen its hiring and training of sales team and hiring more marketing staff. A system of nation wide marketing efforts will be initiated.
IT/WEBSITE
Other than routine operations, a new research team will be established to study and plan for the second generation technology platform for www.SouFun.com. New web sites related to our existing operations will also be explored and initiated when applicable. More technology and website information and editorial staffs will be hired with the expansion of more web sites and extra functions.
HUMAN RESOURCES
We recently hired Ms. Ye Zhu as the new HR director who has extensive experiences with Nasdaq, Hong Kong Exchange, and mainland China listed companies. She will strengthen the HR system and enhance hiring, training, and retaining both executives and general staff members.
FINANCE DEPARTMENT
Internal control and financial reporting system will be enhanced. The company plan to hire a new experienced controller. An upgrade of financial reporting software shall take place together with extensive training of financial staffs.

BACK OFFICE SYSTEM
With the aggressive geographic expansion of our business into more cities, a back office system is necessary to support local operations more effectively. The company will start studying a suitable Back Office System.
OTHER NEW INITIATIVES
In addition to operating in the ordinary course, Soufun will undertake the following initiatives:
•	Continue planned geographic expansion of the business into 10 new cities (mainly New Homes business unit), this typically involves:
a.	Hiring a local team (sales, editorial, G&A)

b.	Establishing a local website

c.	Exploring partnership opportunities with local portals and websites

d.	Marketing & Sales (trade shows, advertising, face-to-face etc)
•	Rapidly grow the Resale & Rental and Home Furnishing business units, by through expanding into cities where there is already a new homes presence

•	Product development and testing in monetising Soufun’s strong “community” operations
FINNANCIAL PROJECTIONS FOR PERIOD ENDING 31, DEC 06 (attached)
SouFun’s revenues are more accurately predicted on a quarterly basis, therefore while monthly estimates are shown below — there is often variance on a month-by-month basis. The attached financial projection is an aggressive one and achievability ranges from 80-100%.
SouFun Holdings Limited
Profit and Loss Statement Projection (aggressive projection, achievement from 80-100%)

	USD	USD	USD	USD	USD
	2006 Sep	2006 Oct	2006 Nov	2006 Dec	Total
Sales	4,467,762	3,613,589	4,329,210	5,283,622	17,694,183
Business taxes and surcharges	(290,405)	(234,883)	(281,399)	(343,435)	(1,150,122)

Net revenue	4,177,358	3,378,705	4,047,811	4,940,187	16,544,061

Cost of sales	(846,505)	(573,891)	(718,044)	(708,397)	(2,846,837)

Gross profit	3,330,852	2,804,815	3,329,767	4,231,790	13,697,224

Sales and marketing expenses	(1,026,939)	(1,158,038)	(1,231,620)	(1,290,378)	(4,706,975)
General and administrative expenses	(678,684)	(695,605)	(909,726)	(879,846)	(3,163,861)
R&D expense	(150,291)	(115,602)	(134,568)	(162,840)	(563,301)
Total operating expenses	(1,855,913)	(1,969,245)	(2,275,914)	(2,333,065)	(8,434,137)

Income from operations	1,474,939	835,570	1,053,853	1,898,725	5,263,087

Interest income	14,594	14,619	17,094	18,344	64,652
Exchange gain	3,134	2,301	3,320	4,529	13,284

Profit before income taxes	1,492,668	852,490	1,074,267	1,921,598	5,341,024

Income tax expense	(96,387)	(96,387)	(96,387)	(96,387)	(385,547)

Net profit	1,396,281	756,104	977,881	1,825,212	4,955,477

Schedule 7
Integration Plan
SOUFUN HOLDINGS LIMITED — INTEGRATION PRINCIPLES
This document is intended to outline the key principles agreed between the parties in relation to the integration of the Company with Telstra/Sensis.
A detailed integration plan will be agreed and followed post-completion and will include the key areas which are described herein:
KEY PRINCIPLES

Integration Principle	Comment	Implication for Integration

Sensis will commit resources to assist the Company	Sensis is anticipating dedicating resources to the Company’s business on a full-time basis.

	The costs of these resources will be borne by Sensis, however this arrangement will need to be reviewed at the time of the IPO	Sensis is currently anticipating the following: • Senior manager • Commercial manager • Finance support • Sensis specialists as required

Integration management	Sensis will have a senior manager as the integration manager, who will be the point contact and “channel” for integration activities

Governance Standards	The Company will need to comply with certain governance standards required by Telstra/ Sensis	Example areas include:

•   Compliance with relevant Telstra taxation policies as applicable in PRC (eg. compliance with relevant tax laws and regulations, review of tax return by external adviser approved by Telstra)

•   Compliance with monthly reporting — details and process to be discussed with Sensis

•   Appropriate corporate governance

Telstra has a 30 June year end	Telstra reports to a 30 June year end, which is different to the Company’s 31 Dec year end	• Telstra will require accounts to be prepared for the y/e 30 June in order to be included in our consolidated accounts will comply with Australian GAAP. The cost of this will be borne by Sensis

Integration Principle	Comment	Implication for Integration

• These accounts will be subject to a review by Telstra’s auditors. The full audit will continue to take place for the year ending at 31 Dec

Telstra’s auditors	Telstra’s policy is to use one audit firm across the business (currently Ernest & Young), absent material reason for using another firm, and competitive pricing	• Current plan is for KPMG to continue as the company auditors until the year ended 31 Dec 07. The situation will then be reviewed by the Company and Telstra/ Sensis

MAIN INTEGRATION TASKS

Integration Task[1]	Comment	Preferred Timeline[2]
Establish monthly reporting format and process	For business performance monitoring and reporting to Sensis (and Telstra)	• Agree final form of monthly reporting within in first 60 days following Closing

Agree board timetable and establish board committees	Times and locations of board meetings to be agreed	• Agree in first 30 days following Closing

Bonus scheme	Vincent’s management agreement does not yet include a bonus scheme. The intention is for this to be approved at the first board meeting.	• Sensis to consult with Vincent within 60 days of completion

2007 Business plan	The Company is required to submit its 2007 business plan to the board 45 days prior to 31 December 2006 Sensis will provide the Company with assistance in developing this plan.	• Sensis to start assisting the business in preparing this plan mid-October

Business Continuity	The Company does not have disaster recovery infrastructure in place	• The Company and Sensis to develop a plan to implement disaster recovery infrastructure (plan developed by end month 3)

• Implement business continuity insurance as deemed appropriate (if not covered by IDC’s)

Sojiji	The business of Sojiji is included in the transaction however may not have been transferred at the time of this agreement. Vincent Mo has agreed to transfer this business, however it is immaterial and will be done post completion	• Soufun CFO to determine the most effective way of transferring the business • Transfer Sojiji business at earliest convenience (within 6 months)

[1]	This list of integration tasks is not exhaustive and additional tasks may be included by agreement of CEO and Telstra.

[2]	The details listed in the column represent a ‘preferred’ timeline and as such are not definitive or exhaustive. To the extent that further actions may be required to implement the corresponding integration task then these may be added at a later date by agreement of CEO and Telstra.

Integration Task[1]	Comment	Preferred Timeline[2]

Finance and business systems review	Potential to enhance the performance, efficiency and reporting capability of the business through further development of the Company’s systems (finance, ad management and contract management)
	Sensis will assess the possibility for Soufun to leverage Telstra finance software licenses	• The Company to review and establish, Sensis’ assistance, a plan develop the system and reporting capability • Planned to start by month 3

Financial and governance processes, reporting and skill base	The business has made many changes already, Sensis will help to accelerate this to ensure financial reporting and governance is efficient and to a good standard	• Help CFO develop and execute a “blue-print” for the finance function based on review of internal controls and reporting

Tax planning and processes	Due diligence revealed a number of areas where tax activities of the company may not be in accordance with Telstra tax policies	• Review tax activities, planning and process with the Company’s CFO to ensure compliance with relevant Telstra tax policies

Establish approach to maximise value and opportunity between the Company and Sensis (strategic workshops etc)	The best approach will be discussed post-completion, however may involve semi-annual strategic and business development workshops	• Agree best way to achieve this outcome • Agree timetables, location

Explore opportunities to enhance the value and revenues of the Company	These will be assessed in the post- completion period, but may include:	• No specific timeline

•   Sales effectiveness (eg. collateral, performance management etc)

•   New advertising models

•   Increased monetisation of community sites

•   Training of managers, leveraging Sensis experience and know how

•   Improving recruiting effectiveness leverage Sensis

Integration Task[1]	Comment	Preferred Timeline[2]

Monitor the development of the Company’s trademark ownership	The Company is in the process of seeking trademark registrations which have been objected to	• Sensis and the Company to discuss and develop a strategy to address this issue

Trademark control	Trademarks have been transferred outside the Group Companies to LicenceCos to comply with MII Circular	• The Company to put in place licence back arrangements and call options in respect of transferred Trademarks from LicenceCo to the Company and/or Group Companies

Monitor the licensing situation in respect of the Group	For example, the current VAS, VAS Mobile and ICP Licence situation in the Group is not satisfactory.	• Sensis to monitor • The Company to ensure that the correct entities hold the required licences

News Posting and Internet Publishing Activities	The Company currently engages in activities that could be regarded as news posting and internet publishing, however it does not have the necessary approvals from the authorities in the PRC.	• Sensis and the Company to discuss how best to proceed in this respect.

Register property leases	The property leases enjoyed by the Group Companies are required to be registered to be enforceable	• The Company to register property leases

Content monitoring system	The Company and Sensis to verify that there is an adequate monitoring system to ensure there is no violation of State secrets	• The Company to review and if determined necessary implement

Company Structure	The Company secures effective control of the Licence Companies through contractual arrangements. The current plan is to alter the structure, if feasible, so that the Licence Companies become FITE’s or FIAE’s owned either solely by the Company or under a JV structure.
•   Sensis to monitor

•   Feasibility study to be carried out at the appropriate time in relation to the conversion of the Licence Companies into FITE’s or FIAE’s.

•   The Company to potentially restructure if feasible in accordance with SHA in order to gain equity interest in the Licence Companies for the Company

Integration Task[1]	Comment	Preferred Timeline[2]

Security of BBS Users	The Company shoul provide an adequate system, utilising standard technical security measures, to protect the security and integrity of all BBS users	• Company to work with Sensis to ensure adequate systems are in place to protect security and confidentiality of BBS users.

Registration of Leases	Certain leases have not been registered with the relevant government authorities	• Company to work with Sensis to complete registration of all leases held by the Company

Employment contracts	• Not all employees have employment contracts, whilst some employment contracts have been entered into by the wrong entity • The staff handbook has not been made available to staff	• All employees should enter into employment contracts directly with their employer • Staff handbook to be distributed to all employees.

Social Security Funds	The PRC Subsidiaries and PRC Affiliates have underpaid certain social insurance contributions and housing fund contributions.	• Company to study and find a way to solve this problem